                                                                   EXHIBIT 10.33


                        ASSET SALE AND PURCHASE AGREEMENT



                                  BY AND AMONG



                        WILLIAMS ALASKA PETROLEUM, INC.,

                                   AS SELLER,



                          THE WILLIAMS COMPANIES, INC.,

                             AS WILLIAMS GUARANTOR,



                                       AND



                           FLINT HILLS RESOURCES, LLC,

                                    AS BUYER



                          DATED AS OF NOVEMBER 17, 2003



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                        ASSET SALE AND PURCHASE AGREEMENT

         This ASSET SALE AND PURCHASE AGREEMENT, is dated as of November 17, 2003, by and among WILLIAMS ALASKA PETROLEUM, INC., an Alaska corporation ("Seller"), THE WILLIAMS COMPANIES, INC., a Delaware corporation ("Williams Guarantor"), and FLINT HILLS RESOURCES, LLC, a Delaware limited liability company ("Buyer").

                                    RECITALS

         WHEREAS, Seller desires to sell, assign, transfer and convey to Buyer certain of its properties, assets and liabilities, and Buyer desires to acquire such properties, assets and liabilities, all upon the terms and conditions set forth herein;

         WHEREAS, an Affiliate of Seller, an Affiliate of Buyer and Williams Guarantor are concurrently with the execution of this Agreement entering into that certain purchase agreement of even date herewith by and among Williams Energy Services, LLC, as seller, Williams Guarantor and Koch Alaska Pipeline Company, LLC, as buyer, (the "TAPS Purchase Agreement") relating to all of the outstanding membership interests of Williams Alaska Pipeline Company, L.L.C. ("WAPCO"); and

         WHEREAS, an Affiliate of Seller, Holiday Alaska, Inc., Holiday Stationstores, Inc. and Williams Guarantor are concurrently with the execution of this Agreement entering into that certain Asset Sale and Purchase Agreement of even date herewith by and among Williams Express, Inc., as seller, Williams Guarantor, as seller's guarantor, Holiday Alaska, Inc., as buyer, and Holiday Stationstores, Inc., as buyer's guarantor, (the "C Stores ASPA") relating to the acquisition of certain convenience stores located in Alaska:

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties hereto and Williams Guarantor agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         1.1      DEFINED TERMS.

         As used in this Agreement, each of the following terms has the meaning specified below:

         "ACTION" means any action, cause of action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation, or similar event, occurrence, or proceeding.

         "AFFILIATE" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is



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


under common control with such Person. The term "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock or other equity, by Contract, credit arrangement or otherwise.

         "AGGREGATE CAP" means the maximum amount of indemnifiable Damages from all causes which may be recovered by all Buyer Indemnified Parties from Seller or Williams Guarantor and by all Seller Indemnified Parties from Buyer. Such amount shall be the amount specified in paragraphs A or B below, as applicable, plus any amount available pursuant to paragraph C below.

                           A. In the event that the transactions described in
                  (i) this Agreement, and (ii) a Retail Agreement close as contemplated herein and therein, the amount of the Aggregate Cap shall be $40,000,000; provided, however, that such amount is an aggregate cap for this Agreement and the applicable Retail Agreement. For the avoidance of doubt, this means that for purposes of determining if such cap has been reached for any Buyer Indemnified Parties, the Parties will look at whether the aggregate amount of all Damages due to (i) the Buyer Indemnified Parties under the applicable Retail Agreement and (ii) the Buyer Indemnified Parties under this Agreement exceeds $40,000,000. Further, for purposes of determining if such cap has been reached for any Seller Indemnified Parties, the Parties will look at whether the aggregate amount of all Damages due to (i) the Seller Indemnified Parties under the applicable Retail Agreement and
                  (ii) the Seller Indemnified Parties under this Agreement exceeds $40,000,000.

                           B. In the event that the transactions described in
                  this Agreement close as contemplated herein, but the C Stores are not sold pursuant to a Retail Agreement, the amount of the Aggregate Cap shall be $38,000,000. For the avoidance of doubt, this means that for purposes of determining if such cap has been reached for any Buyer Indemnified Parties, the Parties will look at whether the aggregate amount of all Damages due to the Buyer Indemnified Parties under this Agreement exceeds $38,000,000. Further, for purposes of determining if such cap has been reached for any Seller Indemnified Parties, the Parties will look at whether the aggregate amount of all Damages due to the Seller Indemnified Parties under this Agreement exceeds $38,000,000.

                           C. In the event that the transactions contemplated in
                  this Agreement close as contemplated herein and the transactions contemplated by the TAPS Purchase Agreement close as contemplated therein with an Affiliate of Buyer purchasing the WAPCO Interests (as defined in the TAPS Purchase Agreement), Buyer will be entitled to any portion of the WAPCO Aggregate Cap (as defined in the TAPS Purchase Agreement) that the Buyer (as defined in the TAPS Purchase Agreement) has not used.



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


         "AGREEMENT" means this Asset Sale and Purchase Agreement, as amended, supplemented or modified from time to time in accordance with the express terms hereof, together with all schedules and exhibits attached hereto.

         "ASSETS" means all property, tangible and intangible, of any nature that is owned or held for use primarily in connection with the ownership and operation of Seller's North Pole refinery, Fairbanks terminal and Anchorage terminal and the wholesale marketing of refined products produced by the North Pole refinery, including:

         (a) process units, piping, meters, loading facilities, tanks and other fixtures and equipment that constitute the North Pole refinery generally described on EXHIBIT A;

         (b) tanks, piping, meters, loading facilities and other fixtures and equipment that constitute the Fairbanks terminal generally described on EXHIBIT B;

         (c) tanks, piping, meters, loading facilities and other fixtures and equipment that constitute the Anchorage terminal generally described on EXHIBIT C;

         (d)      the Seller Contracts set forth on EXHIBIT D;

         (e) the Intellectual Property set forth on EXHIBIT E that is included in the Assets pursuant to the IP Side Agreement;

         (f)      the Inventory;

         (g)      the Leases set forth on EXHIBIT F;

         (h) the Licensed Intellectual Property set forth on EXHIBIT G that is included in the Assets pursuant to the IP Side Agreement;

         (i)      the Transferable Permits set forth on EXHIBIT H;

         (j)      the Real Property set forth on EXHIBIT I;

         (k) all of the vehicles that are used by Seller in the operation of (a), (b) and (c) above;

         (l) all of the office equipment that is used by Seller in the operation of (a), (b) and (c) above;

         (m) all of the spare parts, warehouse stock, catalyst inventories, and chemical inventories that are used by Seller in the operation of (a), (b) and (c) above;

         (n) any hydrocarbons located within the refinery process units, refinery piping or terminal piping;



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


         (o) any books, records, data or other documents relating to the above; and

         (p) the Gasoline Sulfur Credits described Section 4.19 of the Disclosure Schedule;

but excluding the Excluded Assets.

         "BUSINESS DAY" means any day other than Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required by law to close.

         "BUYER" has the meaning specified in the introductory paragraph of this Agreement.

         "BUYER CLAIMS ADMINISTRATOR" shall have the meaning set forth in
Section 10.3(e).

         "BUYER INDEMNIFIED PARTY" shall have the meaning set forth in Section 10.2(a).

         "C STORES ASPA" has the meaning specified in the Recitals.

         "C STORES ASSETS" shall have the meaning set forth in Section 6.18.

         "CLAIM NOTICE" shall have the meaning set forth in Section 10.3(a).

         "CLAIMS" shall have the meaning set forth in Section 10.3(a).

         "CLOSING" means the closing of the transactions contemplated by this Agreement.

         "CLOSING DATE" has the meaning assigned to that term in Section 8.1.

         "CLOSING HEDGE LIQUIDATION AMOUNT" has the meaning assigned to that term in Section 3.1.

         "CLOSING INVENTORY" has the meaning assigned to that term in Section 3.3(a).

         "CLOSING INVENTORY ADJUSTMENT AMOUNT" has the meaning assigned to that term in Section 3.3(b).

         "CLOSING INVENTORY AMOUNT" has the meaning assigned to that term in
Section 3.1.

         "CLOSING PAYMENT" has the meaning assigned to that term in Section 3.2.

         "CLOSING STATEMENT" has the meaning assigned to that term in Section 3.3(c).

         "COBRA" means the Consolidated Omnibus Benefit Reconciliation Act of 1985, as amended.

         "CODE" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.



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         "CONFIDENTIALITY AGREEMENT" means the letter agreement dated July 12,
2002, between Flint Hills Resources, LP, an Affiliate of Buyer, and Williams Guarantor relating to the furnishing of information to Flint Hills Resources, LP and it Affiliates, including Buyer, in connection with its evaluation of the transactions contemplated in this Agreement.

         "CONSENT" means waiver, consent, approval, grant, concession, order, authorization, declaration, registration, filing, notification, order, authorization or exemption of, or with, any Person, including any Governmental Authority.

         "CONTRACTS" means any contract, lease, license, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, sale or purchase orders or other similar understanding, whether written or oral, express or implied, except any Plan, employment agreement, or other agreement or contract between Seller or its Affiliates and any Employees.

         "DESTRUCTION NOTICE" has the meaning assigned to that term in Section 6.6.

         "DAMAGES" has the meaning assigned to that term in Section 10.3(d).

         "DIRECT CLAIM" has the meaning assigned to that term in Section
10.3(a).

         "DISCLOSURE SCHEDULE" means the Disclosure Schedule attached hereto, containing the various exceptions to the representations, warranties and covenants of Seller and Buyer contemplated by the provisions of this Agreement.

         "DISPUTE DEADLINE DATE" has the meaning assigned to that term in
Section 3.3(d).

         "EFFECTIVE TIME" shall mean 11:59 p.m. Alaska time on the last day of the month in which the Closing occurs.

         "EMPLOYEE BENEFIT PLAN" has the meaning assigned to that term in
Section 4.14(b).

         "EMPLOYEES" has the meaning assigned to that term in Section 6.7(a).

         "ENVIRONMENTAL CAP" means the maximum amount of indemnifiable Damages which may be recovered by all Buyer Indemnified Parties from Seller or Williams Guarantor and by all Seller Indemnified Parties from Buyer arising out of, resulting from or incident to the matters enumerated in Section 10.2(a) or
Section 10.2(b) with respect to any and all Environmental Claims. Such amount shall be the amount specified in paragraphs A or B below, as applicable, plus any amount available pursuant to paragraph C below.



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


                           A. In the event that the transactions described in
                  (i) this Agreement and (ii) a Retail Agreement close as contemplated herein and therein, the amount of the Environmental Cap shall be $32,000,000; provided, however, that such amount is an aggregate cap for this Agreement and the applicable Retail Agreement. For the avoidance of doubt, this means that for purposes of determining if such cap has been reached for any Buyer Indemnified Parties, the Parties will look at whether the aggregate amount of such Damages due to (i) the Buyer Indemnified Parties under the applicable Retail Agreement and (ii) the Buyer Indemnified Parties under this Agreement exceeds $32,000,000. Further, for purposes of determining if such cap has been reached for any Seller Indemnified Parties, the Parties will look at whether the aggregate amount of such Damages due to (i) the Seller Indemnified Parties under the applicable Retail Agreement and
                  (ii) the Seller Indemnified Parties under this Agreement exceeds $32,000,000.

                           B. In the event that the transactions described in
                  this Agreement close as contemplated herein, but the C Stores are not sold pursuant to a Retail Agreement, the amount of the Environmental Cap shall be $30,500,000. For the avoidance of doubt, this means that for purposes of determining if such cap has been reached for any Buyer Indemnified Parties, the Parties will look at whether the aggregate amount of all Damages due to the Buyer Indemnified Parties under this Agreement exceeds $30,500,000. Further, for purposes of determining if such cap has been reached for any Seller Indemnified Parties, the Parties will look at whether the aggregate amount of all Damages due to the Seller Indemnified Parties under this Agreement exceeds $30,500,000.

                           C. In the event that the transactions contemplated in
                  this Agreement close as contemplated herein and the transactions contemplated by the TAPS Purchase Agreement close as contemplated therein with an Affiliate of Buyer purchasing the WAPCO Interests (as defined in the TAPS Purchase Agreement), Buyer will be entitled to any portion of the WAPCO Environmental Cap (as defined in the TAPS Purchase Agreement) that the Buyer (as defined in the TAPS Purchase Agreement) has not used.

         "ENVIRONMENTAL CLAIMS" has the meaning assigned to that term in Sections 10.2(a) and 10.2(b), as applicable to Buyer or Seller as the context requires.

         "ENVIRONMENTAL CONDITION" means any condition existing on, at or originating from, each property included within the Assets which constitutes,
(a) a Release on, at or from such property of any Hazardous Materials or (b) a violation of any applicable Environmental Laws or any Environmental Permits.

         "ENVIRONMENTAL INSURANCE POLICY" has the meaning assigned to that term in Section 6.11.



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         "ENVIRONMENTAL LAWS" means any and all Legal Requirements, rules, codes, policies, directives, standards, licenses or Permits of any Governmental Authority relating to Hazardous Materials, the abatement of pollution, protection or restoration of the environment, or the ensuring of public health and safety from environmental, occupational or workplace hazards, specifically including those relating to the exposure to, use, Release, threatened Release, emission, presence, storage, treatment, disposal, generation, transportation, distribution, manufacture, processing, handling, management or control of Hazardous Materials, previously, presently, or hereafter in effect, including the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; Endangered Species Act, 16 U.S.C. Section 1531 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., and all similar statutes and regulations thereunder adopted by the U.S., the states, the counties, the boroughs or the municipalities in which the Assets are located, or any other Governmental Authority, as each may be amended from time to time.

         "ENVIRONMENTAL LIABILITIES" means those liabilities, actions, rights of action, Contracts, Indebtedness, obligations, claims, causes of action, suits, Damages, demands, costs, expenses and attorneys' fees whatsoever, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing at any time, of every kind and nature arising directly or indirectly out of or as a consequence of the actual or suspected use, storage, handling, generation, transportation, manufacture, production, release, discharge, disposal or presence of Hazardous Materials on, in, under or about the Real Property or the air, soil or groundwater thereof, including, without limitation, any and all costs incurred due to any investigation of the Real Property and/or Assets or any cleanup, remediation, removal or restoration mandated by or pursuant to any applicable Environmental Laws or agencies enforcing such applicable Environmental Laws.

         "ENVIRONMENTAL PERMITS" has the meaning assigned to that term in
Section 4.11(a) of this Agreement.

         "ENVIRONMENTAL REPORTS" has the meaning assigned to that term in
Section 4.11(d).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCLUDED ASSETS" has the meaning assigned to that term in Section 2.2.

         "FERC" means the Federal Energy Regulatory Commission.

         "FINAL CLOSING STATEMENT" has the meaning assigned to that term in
Section 3.3(e).



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         "GAAP" means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor), consistently applied.

         "GENERAL CAP" means the maximum amount of indemnifiable Damages which may be recovered by all Buyer Indemnified Parties from Seller or Williams Guarantor and by all Seller Indemnified Parties from Buyer arising out of, resulting from or incident to the matters enumerated in Section 10.2(a) or
Section 10.2(b) with respect to any and all claims for indemnity other than Environmental Claims. Such amount shall be the amount specified in paragraphs A or B below, as applicable, plus any amount available pursuant to paragraph C below.

                            A. In the event that the transactions described in
                  (i) this Agreement and (ii) a Retail Agreement close as contemplated herein and therein, the amount of the General Cap shall be $15,000,000; provided, however, that such amount is an aggregate cap for this Agreement and the applicable Retail Agreement. For the avoidance of doubt, this means that for purposes of determining if such cap has been reached for any Buyer Indemnified Parties, the Parties will look at whether the aggregate amount of such Damages due to (i) the Buyer Indemnified Parties under the applicable Retail Agreement and
                  (ii) the Buyer Indemnified Parties under this Agreement exceeds $15,000,000. Further, for purposes of determining if such cap has been reached for any Seller Indemnified Parties, the Parties will look at whether the aggregate amount of such Damages due to (i) the Seller Indemnified Parties under the applicable Retail Agreement and (ii) the Seller Indemnified Parties under this Agreement exceeds $15,000,000.

                           B. In the event that the transactions described in
                  this Agreement close as contemplated herein, but the C Stores are not sold pursuant to a Retail Agreement, the amount of the General Cap shall be $14,500,000. For the avoidance of doubt, this means that for purposes of determining if such cap has been reached for any Buyer Indemnified Parties, the Parties will look at whether the aggregate amount of all Damages due to the Buyer Indemnified Parties under this Agreement exceeds $14,500,000. Further, for purposes of determining if such cap has been reached for any Seller Indemnified Parties, the Parties will look at whether the aggregate amount of all Damages due to the Seller Indemnified Parties under this Agreement exceeds $14,500,000.

                           C. In the event that the transactions contemplated in
                  this Agreement close as contemplated herein and the transactions contemplated by the TAPS Purchase Agreement close as contemplated therein with an Affiliate of Buyer purchasing the WAPCO Interests (as defined in the TAPS Purchase Agreement) or TAPS Interests (as defined in the TAPS Purchase Agreement), Buyer will be entitled to any portion of the WAPCO General Cap (as defined in the TAPS Purchase Agreement) that the Buyer (as defined in the TAPS Purchase Agreement) has not used.



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         "GOVERNMENTAL ACTION" means any authorization, application, action, order, writ, injunction, decree, stipulation, approval, consent, ruling, decision, verdict, mandate, subpoena, command, directive, award, exemption, filing, judgment, license, notice, registration, permit or other requirement, determination, finding by, of, to or with any Governmental Authority.

         "GOVERNMENTAL AUTHORITY" means any (a) nation, state, county, city, borough, town, village, district, territory, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, in each case having jurisdiction over Seller or the Assets.

         "HAZARDOUS MATERIAL" means (a) any chemicals, materials or substances defined as "hazardous waste," "hazardous substance," "hazardous constituent," "extremely hazardous substance," "toxic chemical," "hazardous material," "hazardous chemical," "toxic pollutant," "contaminant," "chemical," "chemical substance," "hazardous air pollutant," "pollutant," "pesticide," "toxic" or "asbestos," as such terms are defined in any of the Environmental Laws, and related substances, and all other substances which are regulated by any Environmental Laws or which may be declared to constitute a material threat to human health or to the environment, (b) any radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, ethylene glycol, lead, silica, and radon and (c) any Petroleum Products, except Petroleum Products that are produced, stored, refined or otherwise handled lawfully in the normal course of business and operation of the business.

         "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended.

         "HIRED EMPLOYEES" has the meaning assigned to that term in Section 6.7(a).

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "IDENTIFIED SITE" has the meaning assigned to that term in Section 4.11(a).

         "INDEBTEDNESS" means with respect to any Person without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment, but excluding obligations to trade creditors incurred in the Ordinary Course of Business that are not overdue by six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments and (d) guaranties of indebtedness.

         "INDEMNIFIED PARTY" has the meaning specified in Section 10.3(a).

         "INDEMNIFYING PARTY" has the meaning specified in Section 10.3(a).



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         "INDEPENDENT AUDITOR" has the meaning assigned to that term in Section
3.3(d).

         "INTELLECTUAL PROPERTY" means any and all patents, license agreements, trade secrets, trademarks, copyrights, domain names, in-house developed software, hardware, information technology applications, proprietary and technical information, supplier lists and other supplier information, customer lists and other customer information, price lists, advertising and promotional materials, field performance data, research materials, other proprietary intangibles, databases, processes, technical know-how, business and product know-how, engineering and other drawings, designs, plans, methods, engineering and manufacturing specifications, technology, inventions, processes, methods, formulas, procedures, sales history, model numbers, literature and phone numbers, and operating and quality control manuals and data.

         "INTEREST" has the meaning assigned to that term in Section 3.3(b).

         "INVENTORY" means the crude oil, feedstock, intermediate petroleum products and refined products owned and/or paid for (including pre-pays) by Seller (a) located on Real Property, (b) located in pipelines, barges, tank cars, tank trucks or terminals belonging to third parties, or (c) purchased from third parties but in transit and not yet located on Real Property. Inventory includes tank bottoms but excludes: any hydrocarbons located within refinery process units, refinery piping and terminal piping; water and sludge located in tanks; Seller's accounts receivable; and Seller's accounts payable. Inventory shall be determined in accordance with the procedures on EXHIBIT J.

         "IP SIDE AGREEMENT" shall have the meaning set forth in Section 6.19 of this Agreement.

         "KNOWLEDGE" means, with respect to Seller, the actual knowledge after due inquiry of the following individuals: Randy Newcomer, Diane Prier, Keith Selby, Belinda Breaux, Kathleen McCullom, John Hellen, Jeff Cook, Kristen Winters, Steve Schluneger, Bob Hook, Henry Boland, Joe Hufman, Oran Paul, Dave Edic, Mike Gully, John Cherry, Kirk Payne, Chanaka Gunawardena, Abby Langenham, Tom Kelley and Linda Dunlap.

         "LEASE" or "LEASES" shall mean those leases identified on EXHIBIT F.

         "LEGAL REQUIREMENT" means any applicable order, constitution, law, ordinance, regulation, statute, code or treaty issued by any federal, state, local, municipal, foreign, international, multinational, or other administrative body, including an arbitration panel, any principle of common law or judicial or administrative interpretation thereof.

         "LIABILITIES" shall mean, any and all direct or indirect liability, indebtedness, obligation, commitment, expense, loss, claim, action, suit, damages, fines, penalties, duties, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown, choate or inchoate or otherwise, including tax liabilities, liabilities in respect of products and liabilities arising under any Environmental Law.

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         "LICENSE PERIOD" shall have the meaning set forth in Section 6.8(b).

         "LICENSED INTELLECTUAL PROPERTY" means the Intellectual Property used by Seller in connection with or related to the Assets with respect to which the rights being exercised by Seller have been licensed from another Person.

         "LICENSORS" shall have the meaning set forth in Section 6.8(a).

         "LIEN" means any lien, charge, mortgage, deed to secure debt, security interest, title defect, pledge, option, deed of trust, claim, easement, right of first refusal, production payment, restriction, proxy and voting or other agreement, claim, easement, preemptive right, option, right of first refusal, burden, encumbrance of any kind, rights of a vendor under any title retention, or conditional sale or lease agreement or other arrangement substantially equivalent thereto, in each case whether imposed by law, agreement, understanding or otherwise.

         "MATERIAL ADVERSE CHANGE (OR EFFECT)" means (a) when used with respect to Seller or the Assets, (i) a change (or effect) in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations or business of Seller, which change (or effect), individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on the condition, properties, assets, liabilities, rights, obligations, operations or business of Seller as it relates to the Assets, (ii) a result or consequence that would materially impair the ability of Seller to own, hold, develop or operate the Assets, or (iii) a result or consequence that would materially impair the ability of Seller to perform its obligations hereunder or to consummate the transaction contemplated hereunder; and (b) when used with respect to Buyer, a result or consequence that would impair Buyer's ability to perform its obligations hereunder or consummate the transactions contemplated hereby. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not in and of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect. Material Adverse Change or (Effect) shall not include an adverse effect arising from matters that generally affect the economy or industry in which the relevant Party or Williams Guarantor is engaged and shall not include any settlement of the TAPS Quality Bank Litigation approved by Buyer in writing or any post-Closing decisions relating to the TAPS Quality Bank Litigation.

         "MINIMUM INDEMNIFIABLE AMOUNT" means $100,000.

         "NEW C STORES ASPA" shall have the meaning set forth in Section 6.18.

         "NEW C STORES PURCHASER" shall have the meaning set forth in Section 6.18.

         "NEW PERMITS" has the meaning assigned to that term in Section 6.15.

         "NORTH POLE REFINERY LEASE" means the lease between the State of Alaska and Energy Company of Alaska (now known as Williams Alaska Petroleum, Inc.) dated October 22, 1970 relating to the land under the North Pole refinery.

         "ORDINARY COURSE OF BUSINESS" means action taken if (a) consistent in nature, scope, and magnitude with past practices and is taken in the ordinary course of the normal, day-to-day operations, (b) does not require authorization by the board of directors or shareholders of Seller and does not require any other separate or special authorization of any nature, and (c) is in accordance with all Legal Requirements.

         "ORGANIZATIONAL DOCUMENTS" means the articles of incorporation, bylaws, operating agreement, partnership agreement, regulations concerning the board resolutions, and other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

         "PARTY" and "PARTIES" means each of Seller and Buyer, but shall not include the Williams Guarantor.

         "PERMITS" means the permits, licenses, certificates, variances, exemptions, orders, franchises, approvals, filings, consents, accreditation, registrations and authorizations of all Governmental Authorities necessary for the lawful conduct of the business conducted by Seller or the lawful possession, ownership, use or operation by Seller of the Assets.

         "PERMITTED LIENS" means:

                           (a) the terms, conditions, restrictions, obligations,
                  exceptions, reservations, limitations and other matters contained in any rights of way or documents under which Seller obtained any rights of way or other property rights associated with the Real Property, in each case that do not, and will not, interfere materially with the possession, ownership, use, operation or value of the Assets;

                           (b) liens for property taxes and assessments that are
                  not yet due and payable as of the Effective Time (or if delinquent, that are being contested in good faith by Seller by appropriate proceedings);

                           (c) any obligations or duties affecting the Assets to
                  the extent created by any Governmental Authority under any Permit or Legal Requirement;

                           (d) easements, restrictive covenants, defects in
                  title and irregularities, and other matters that (i) are of record and (ii) do not interfere materially with the possession, ownership, use, operation or value of the Assets; and

                           (e) mechanic's, materialmen's, repairmen's and other
                  statutory liens arising in the Ordinary Course of Business and securing obligations incurred prior to the Effective Time, for which Seller is and will remain responsible for payment and removal of such liens and for which Seller has escrowed funds for such payment.

         "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities.

         "PETROLEUM PRODUCTS" means any crude oil, condensate, petroleum or petroleum products, natural or synthetic gas.

         "PLANS" OR "PLAN" means the savings, Code section 401(k), pension, retirement, medical, dental, life insurance, accident and sickness, short-term disability, long-term disability, profit-sharing, flexible spending account, deferred compensation, stock option, vacation, stock bonus, employee stock ownership, bonus, discount fuel purchasing, severance, or other similar plans, programs, agreements, and arrangements, including all employee benefit plans as defined in Section 3(3) of ERISA, which are maintained by or contributed to by Seller or its Affiliates.

         "PRELIMINARY STATEMENT" has the meaning assigned to that term in
Section 3.2.

         "PROCEEDING" means any action, arbitration, audit, claim, inspection, notice, review, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal), at law or in equity, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

         "PURCHASE PRICE" has the meaning assigned to that term in Section 3.1.

         "PURCHASE PRICE ALLOCATION" has the meaning assigned to that term in
Section 3.1.

         "QUALITY BANK LIABILITY" means any Liability of Seller that relates to or arises from measurements or differences in quality or value of substances received from and/or injected into TAPS prior to the Effective Time, whether due as a result of normal operations, FERC and/or the Regulatory Commission of Alaska and/or or other Governmental Authority decision or judgment, legal settlement, or other Contract.

         "REAL PROPERTY" means all real property and interests in real property owned by Seller and constituting an Asset or leased by Seller pursuant to a Lease, including all buildings, fixtures, structures and other improvements of any kind or nature situated thereof, together with any easements, appurtenances, licenses, servitudes, tenancies, options, rights-of-way (including, without limitation, rights to adjacent streets and alleys), licenses, and other real property rights and privileges and interest relating therein, and set forth on
EXHIBIT I.

         "REIMBURSEMENT" shall have the meaning set forth in Section 10.3(b).

         "RELEASE" or "RELEASED" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing (including the abandoning or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) of a substance into the environment, including the movement or continued movement of any materials through or in the air, soil, surface water, ground water or property.

         "REPRESENTATIVE" means, with respect to any Person, any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative or agent authorized to act on behalf of such Person.

         "RETAIL AGREEMENT" shall mean either the C Stores ASPA, the New C Stores ASPA or an agreement entered in connection with the exercise of the C Stores Option by Flint Hills Resources, LLC.

         "RESPONSIBLE OFFICER" means, with respect to Seller or Buyer, the Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer or any Vice President of such Party.

         "REQUIRED CONSENTS" has the meaning assigned to that term in Section 6.15.

         "SELLER" has the meaning specified in the introductory paragraph of this Agreement.

         "SELLER CLAIMS ADMINISTRATOR" shall have the meaning set forth in
Section 10.3(f).

         "SELLER CONTRACTS" has the meaning assigned to that term in Section
4.13.

         "SELLER HEDGES" has the meaning assigned to that term in Section 3.1.

         "SELLER INDEMNIFIED PARTY" shall have the meaning set forth in Section 10.2(b).

         "SUPPLEMENTAL FINANCIAL STATEMENTS" has the meaning assigned to that term in Section 6.10.

         "SUPPLEMENTAL OPERATING SUMMARIES" has the meaning assigned to that term in Section 6.10.

         "SUPPLY AGREEMENT" has the meaning assigned to that term in Section
6.18.

         "SURVEY" shall have the meaning set forth in Section 6.14(b).

         "TAPS" means the Trans Alaska Pipeline System.

         "TAPS PURCHASE AGREEMENT" has the meaning specified in the Recitals.

         "TAPS QUALITY BANK LITIGATION" means FERC Dockets OR-89-2-000 et al., RCA Dockets P-89-2 et al., consolidated, and related proceedings and settlement discussions.

         "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Taxes.

         "TAXES" means taxes of any kind, levies or other like assessments, customs, duties, or imposts, including income, gross receipts, ad valorem, value added, excise, motor fuel, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax Return or report.

          "THREATENED" means, with respect to Seller, as follows: a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (in writing or, to Seller's Knowledge, verbally) or any notice has been given (in writing or, to Seller's Knowledge, verbally).

         "THRESHOLD" means such amount as specified in paragraphs A or B below, as applicable, plus any amount available pursuant to paragraph C below.

                           A. In the event that the transactions described in
                  (i) this Agreement and (ii) a Retail Agreement close as contemplated herein and therein, the amount of the Threshold shall be $2,000,000; provided, however, that such amount is an aggregate threshold for this Agreement and the applicable Retail Agreement. For the avoidance of doubt, this means that for purposes of determining if such threshold has been reached for any Buyer Indemnified Parties, the Parties will look at whether the aggregate amount of Damages due to (i) the Buyer Indemnified Parties under the applicable Retail Agreement and
                  (ii) the Buyer Indemnified Parties under this Agreement exceeds $2,000,000. Further, for purposes of determining if such threshold has been reached for any Seller Indemnified Parties, the Parties will look at whether the aggregate amount of Damages due to (i) the Seller Indemnified Parties under the applicable Retail Agreement and (ii) the Seller Indemnified Parties under this Agreement exceeds $2,000,000.

                           B. In the event that the transactions described in
                  this Agreement close as contemplated herein, but the C Stores are not sold pursuant to a Retail Agreement, the amount of the Threshold shall be $2,000,000. For the avoidance of doubt, this means that for purposes of determining if such threshold has been reached for any Buyer Indemnified Parties, the Parties will look at whether the aggregate amount of all Damages due to the Buyer Indemnified Parties under this Agreement exceeds $2,000,000. Further, for purposes of determining if such threshold has been reached for any Seller Indemnified Parties, the Parties will look at whether the aggregate amount of all Damages due to the Seller Indemnified Parties under this Agreement exceeds $2,000,000.

                           C. In the event that the transactions contemplated in
                  this Agreement close as contemplated herein and the transactions contemplated by the TAPS Purchase Agreement close as contemplated therein with an Affiliate of Buyer purchasing the WAPCO Interests (as defined in the TAPS Purchase Agreement), Buyer will be obligated to assume any amount of the WAPCO Threshold (as defined in the TAPS Purchase Agreement) that the Buyer (as defined in the TAPS Purchase Agreement) has not used.

         "THIRD PARTY CLAIM" shall have the meaning set forth in Section
10.3(a).

         "TITLE COMMITMENTS" shall have the meaning set forth in Section
6.14(a).

         "TITLE COMPANY" shall have the meaning set forth in Section 6.14(a).

         "TITLE POLICY" shall have the meaning set forth in Section 6.14(c).

         "TRANSFER PERMITS" has the meaning assigned to that term in Section
6.15.

         "TRANSFER TAXES" has the meaning assigned to that term in Section
6.9(a).

         "TRANSFERABLE PERMITS" means those Permits and Environmental Permits that are transferable to Buyer prior to or at Closing and that Buyer has requested that Seller transfer to Buyer as set forth on EXHIBIT H.

         "TRANSITION SERVICES AGREEMENT" means the form of agreement attached as EXHIBIT K pursuant to which Seller agrees to provide certain services to Buyer after the Closing.

         "WARN ACT" means the Worker Adjustment and Retraining Notification Act, as amended.

         "WILLIAMS GUARANTOR" has the meaning specified in the introductory paragraph of this Agreement.

         "WILLIAMS GUARANTY" has the meaning specified in Section 8.2(b).

         "WILLIAMS MARKS" has the meaning set forth in Section 6.8(a).

         1.2      OTHER DEFINITIONAL PROVISIONS.

                  (a) All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. References in a Section of this Agreement to any Disclosure Schedule shall refer to (i) that section or schedule of the Disclosure Schedule which corresponds to the number of such Section, and
(ii) any other Section or Schedule that contains information or disclosures that reasonably relate to the substance of such Section or Schedule. Titles appearing at the beginning of any

Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

                  (b) Exhibits and Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

                  (c) The words "THIS AGREEMENT," "HEREIN," "HEREBY," "HEREUNDER" and "HEREOF," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "THIS ARTICLE," "THIS SECTION" and "THIS SUBSECTION," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word "OR" is not exclusive, and the word "INCLUDING" (in its various forms) means including without limitation.

                  (d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

                                   ARTICLE II.
                           PURCHASE AND SALE OF ASSETS

         2.1 ASSETS. Subject to the terms and conditions hereof, as of the Effective Time, Seller will sell, assign, transfer and convey to Buyer or its designee and Buyer or its designee shall purchase all of Seller's right, title and interest in and to the Assets, free and clear of all Liens other than Permitted Liens.

         2.2 EXCLUDED ASSETS. The Assets shall not include any of the following assets of Seller related to the Assets (hereinafter collectively called the "Excluded Assets"):

                  (a) Any refunds and interest for the years 2001, 2002, 2003 and 2004 (prior to the Effective Time) ordered in the intrastate rate case pending before the Regulatory Commission of Alaska, docket number P-03-4;

                  (b) The rights to any and all payments received or receivable by Seller or its Affiliates after Closing in connection with the claims that are being pursued in the action captioned "Williams Alaska Petroleum, Inc. and Williams Energy Marketing & Trading v. The United States" pending in the United States Court of Federal Claims, Case No. 02-705C;

                  (c) Any refunds and interest for periods prior to the Effective Time arising out of the intrastate rate case pending before the Regulatory Commission of Alaska, docket numbers P-97-4/P-97-7 and P-86-2;

                  (d) The membership interest in Williams Alaska Air Cargo Properties, L.L.C.;

                  (e) Seller's accounts receivable as of the Effective Time;

                  (f) Any benefits or rights under any Contracts of Seller to the extent accruing before the Effective Time, except as specifically described in Section 2.2(f) of the Disclosure Schedule;

                  (g) Seller's contract or contracts with the State of Alaska for the purchase of crude oil;

                  (h) All hedges with any Affiliates of Seller or Williams Guarantor that affect the Assets; and

                  (i) The assets set forth with particularity on EXHIBIT L.

         2.3 LIABILITIES. Except as otherwise expressly stated in this Agreement, Seller shall retain, and shall pay and discharge, all Liabilities to the extent relating to or arising out of the use, ownership or operation of the Assets prior to the Effective Time. Notwithstanding anything to the contrary contained herein, Buyer shall not assume, or in any way be liable or responsible for, any Liabilities of Seller (whether accrued or contingent or due or not due) which are not expressly stated in this Agreement. Without limiting the generality of the foregoing, Seller's retained Liabilities shall include:

                  (a) The full amount of the Quality Bank Liability (for the avoidance of doubt, this Section 2.3(a) in no way applies to any Liability to the extent relating to or arising from measurements or differences in quality or value of substances received from and/or injected into TAPS after the Effective Time, whether due as a result of normal operations, FERC and/or the Regulatory Commission of Alaska and/or or other Governmental Authority decision or judgment, legal settlement, or other Contract);

                  (b) Any Liability to which Seller or its Affiliates or Buyer or its Affiliates may become subject in connection with purchases of royalty oil from the State of Alaska prior to the Effective Time;

                  (c) Any Liabilities arising from, relating to or incident to the Excluded Assets;

                  (d) Seller's accounts payable as of the Effective Time; and

                  (e) Except as otherwise expressly stated in this Agreement, any Liabilities arising from, relating to or incident to the possession, use, ownership, operation or existence of the Assets, and any Liability, warranty or indemnity of Seller or its Affiliates arising from, relating to or incident to the Assets (whether by statute, Contract, tort or otherwise) that arises from, relates to or is incident to the period prior to the Effective Time, including all of the Liabilities associated with, resulting from or incident to:

                           (i) any assets, properties, Contracts or other
interests of Seller or its Affiliates;

                           (ii) except as described in Section 2.3(e)(ii) of the
Disclosure Schedule, any Liabilities under any Contract of Seller to the extent accruing before the Effective Time;

                           (iii) a breach or violation (or acts, events or
circumstances with which notice or passage of time would constitute a breach or violation) of any Contract that is part of the Assets prior to the Effective Time by Seller or its Affiliates;

                           (iv) nonpayment of any accrued expenses, fees or
amounts due under any Contract that is part of the Assets by Seller or its Affiliates, which amounts accrued or were otherwise due prior to the Effective Time;

                           (v) personal injuries, bodily injury, sickness or
disease that arises out of or relates to events, circumstances or occurrences prior to the Effective Time (including any arising from or relating to any exposure or contact with any allegedly injurious or Hazardous Materials) and relating to or arising out of the possession, use, ownership or operation of the Assets prior to the Effective Time, except to the extent that such Liabilities are caused or contributed to by Buyer's operations, actions or omissions after the Effective Time;

                           (vi) property losses or damages to the extent the
alleged property loss or damage occurred before the Effective Time or arises out of, or relates to, the possession, use, ownership or operation of the Assets prior to the Effective Time, except to the extent that such Liabilities are caused or contributed to by Buyer's operations, actions or omissions after the Effective Time, and any and all ongoing insurance premiums, taxes, assessments, indemnification obligations, loss payment obligations and all other costs and expenses related to any insurance policies procured by Seller or its Affiliates prior to the Effective Time;

                           (vii) any assets, products, employees or operations
of Seller or its Affiliates not included in the Assets or any facilities, businesses or entities previously divested, sold or otherwise discontinued by Seller, its Affiliates, or their respective predecessors;

                           (viii) any failures by Seller or its Affiliates to
comply with any Legal Requirement prior to the Effective Time, including any currently pending or Threatened litigation and any fines or penalties imposed on Seller or its Affiliates, or with respect to any of the Assets by a Governmental Authority;

                           (ix) any payment obligations of Seller or its
Affiliates for goods delivered or services rendered before the Effective Time, any and all costs for title reports and surveys, and any other operating expenditures, associated overhead expenses and accounts payable to the extent relating to the possession, use, ownership, or operations of the Assets for periods up to the Effective Time;

                           (x) any Liabilities relating to any of Seller's or
its Affiliates' employees or former employees or the employees or former employees of any ERISA Affiliate, including, without limitation, compensation and Liabilities under the Plans or any employee benefit plans sponsored or maintained by Seller, its Affiliates, or any ERISA Affiliate, including any liability: (i) under Title IV of ERISA, (ii) with respect to the continuation coverage requirements of COBRA, (iii) with respect to any noncompliance with ERISA, the Code or any other applicable Legal Requirements, or (iv) with respect to any suit, proceeding or claim that is brought regarding any such Plan or any fiduciary or former fiduciary of any such Plan;

                           (xi) Seller's or its Affiliates' employment or
termination of employment of their respective employees and Liabilities of Seller or any Affiliate for noncompliance with Legal Requirements related to its or their employees, including HIPAA;

                           (xii) with respect to any infringement or
misappropriation, or claims of infringement or misappropriation, of any Intellectual Property rights of any Person resulting from or related to the Assets for periods up to the Effective Time;

                           (xiii) any Liability of Seller or its Affiliates
related to Taxes;

                           (xiv) litigation, claims or suits relating to the
Assets pending or Threatened as of the Effective Time, or related to or arising out of any period up to the Effective Time, including any litigation disclosed in, or arising from, the matters set forth in Section 4.10 of the Disclosure Schedule;

                           (xv) any Liens on the Assets, other than the
Permitted Liens;

                           (xvi) any of Seller's or any of its Affiliates'
Indebtedness, including any inter-company Indebtedness;

                           (xvii) Environmental Liabilities to the extent
arising in, relating to or accruing in periods up to and including the Effective Time, other than the Environmental Liabilities set forth on Section 10.2(a)(iv) of the Disclosure Schedule;

                           (xviii) Seller's obligation to repay TAPS linefill
borrowed from the State of Alaska; and

                           (xix) Seller's obligation to deliver jet fuel owned
by Federal Express.

         2.4 REVENUES AND EXPENSES.

                  (a) Seller shall be: (i) entitled to all operating revenues (and related accounts receivable) attributable to the Assets, and (ii) responsible for the payment of all Liabilities (including accounts payable, customer deposits, customer prepayments, lease deposits, etc.) attributable to the Assets, in each case to the extent the foregoing are earned or incurred prior to the Effective Time.

                  (b) Buyer shall be: (i) entitled to all operating revenues (and related accounts receivable) attributable to the Assets, and (ii) responsible for the payment of all Liabilities (including accounts payable, customer deposits, customer prepayments, lease deposits, etc.)

attributable to the Assets, in each case to the extent the foregoing are earned or incurred after the Effective Time.

                  (c) To the extent that any Party receives any funds to which the other Party is entitled pursuant to Section 2.4(a) or (b), the Party receiving such funds shall deliver the funds to the other Party within five (5) Business Days after actual receipt of such funds. If any Party pays any cost or expense (or related account payable) that is properly borne by the other Party pursuant to Section 2.4(a) or (b), the Party responsible for such cost or expense (or related account payable) shall promptly reimburse the Party who made such payment within five (5) Business Days via wire transfer of immediately available funds or ACH. The obligations of Seller and Buyer under this Section 2.4(c) shall be performed without any right of setoff. Each Party shall give representatives of the other Party reasonable access to its books and records related to the Assets as are reasonably necessary for purposes of reviewing, verifying and auditing any amount payable pursuant to this Section 2.4(c). The term "Party" shall include Williams Guarantor for purposes of this Section 2.4(c).

                                  ARTICLE III.
                                 PURCHASE PRICE

         3.1 THE PURCHASE PRICE AND ALLOCATION. The cash purchase price for the Assets shall be an amount equal to $125,320,000 plus the actual market value of Inventory at the Effective Time as calculated in accordance with EXHIBIT J-1 ("Closing Inventory Amount") minus the net present value of Seller's hedges with an Affiliate of Seller (the "Seller Hedges") as calculated in accordance with the procedures set forth on EXHIBIT M (the "Closing Hedge Liquidation Amount"). Within 120 days after the Closing Date, but in no event prior to the resolution of any dispute under Section 3.3(d), Buyer shall prepare and deliver to Seller an allocation of the Purchase Price (as required under the Code) among the various Assets prepared in accordance with Section 1060 of the Code (the "Purchase Price Allocation"). As provided in Section 6.9(b), Buyer and Seller shall cooperate and in good faith attempt to reach an agreement regarding the Purchase Price Allocation. In the event that Buyer and Seller are able to reach such agreement, Buyer and Seller shall be bound by such Purchase Price Allocation for all purposes, and neither Party shall take any contrary position regarding such allocation in any Tax Return, audit, appeal, contest or otherwise.

         3.2 PAYMENT OF THE CLOSING PURCHASE PRICE. Not later than five (5) Business Days prior to the Closing, Seller shall deliver to Buyer a statement (the "Preliminary Statement") setting forth in reasonable detail Seller's good faith estimate of the Closing Inventory Amount and the Closing Hedge Liquidation Amount. At the Closing, Buyer shall make a cash payment to Seller in an amount equal to $125,320,000 plus 75% of Seller's estimate of the Closing Inventory Amount minus the Closing Hedge Liquidation Amount (the "Closing Payment") to be made by wire transfer of immediately available funds to such account as Seller shall designate.

         3.3 CLOSING INVENTORY LIQUIDATION ADJUSTMENT. A post-closing adjustment to the Closing Payment shall be made as follows:

                  (a) MEASUREMENT OF CLOSING INVENTORY. At the Effective Time, Buyer and Seller shall conduct a physical inventory of the Inventory to provide the information necessary for the determination of the Inventory as of the Effective Time (the "Closing Inventory"), which shall be used to determine the Closing Inventory Adjustment Amount as described in Section 3.3(b). The physical inventory shall be conducted in accordance with the protocol described on EXHIBIT J-2 by an independent testing agent mutually selected by Buyer and Seller or, in the absence of such agreement, by one independent testing agent selected by Buyer and one independent testing agent selected by Seller.

                  (b) DETERMINATION OF CLOSING INVENTORY ADJUSTMENT AMOUNT. If the payment at Closing for 75% of the estimated Closing Inventory Amount exceeds the actual Closing Inventory Amount determined using the Closing Inventory, Seller shall pay to Buyer an amount equal to such excess, plus interest at the thirty day USD Libor rate published by the British Bankers Association two Business Days prior to the Effective Time ("Interest") on the portion of such excess for the actual number of days between the Effective Time and the date the payment is made. If the payment at Closing for 75% of the estimated Closing Inventory Amount is less than the actual Closing Inventory Amount determined using the Closing Inventory, Buyer shall pay to Seller an amount equal to such difference, plus Interest on such difference for the actual number of days between the Effective Time and the date the payment is made. The amount of the payment to be made by Buyer or Seller, as applicable, pursuant to this Section 3.3(b) shall be referred to as the "Closing Inventory Adjustment Amount." The Closing Inventory Adjustment Amount shall be paid by Seller or Buyer, as applicable, within five (5) Business Days of the determination of the Final Closing Statement.

                  (c) CLOSING STATEMENT. As promptly as practicable after the Closing Date, and in any event not later than forty-five (45) days after the Effective Time, Buyer shall prepare and deliver to Seller (i) a statement (the "Closing Statement"), which shall set forth in reasonable detail (A) the Closing Inventory and (B) its calculations of the Closing Inventory Adjustment Amount as described in Section 3.3(b) and (ii) a copy of the schedule of Closing Inventory. Buyer, at no cost to Seller, shall provide all information reasonably requested by Seller and shall give representatives of Seller reasonable access to the premises, employees and other facilities related to the Assets and to books and records related to the Assets as are reasonably necessary for purposes of reviewing, verifying and auditing the Closing Inventory Adjustment Amount.

                  (d) DISPUTE RESOLUTION. The Closing Statement shall become final and binding on Seller and Buyer as to the Closing Inventory Adjustment Amount thirty (30) days following the date the Closing Statement is received by Seller (the "Dispute Deadline Date"), unless prior to the Dispute Deadline Date, Seller delivers notice that it disputes the Closing Inventory Adjustment Amount and/or Closing Statement. Seller's notice shall set forth all of Seller's disputed items together with Seller's proposed changes thereto, including an explanation in reasonable detail of the basis on which Seller proposes such changes. If Seller has delivered a timely notice of disagreement, then Buyer and Seller shall use their good faith efforts to reach written agreement on the disputed items to determine the Closing Inventory Adjustment Amount. If all of Seller's disputed items have not been resolved by Buyer and Seller within sixty
(60) days following Seller's receipt of the Closing Statement, then Seller's disputed items shall be submitted for final and binding determination to KPMG LLP (the "Independent Auditor") who shall act as an expert and not an arbitrator, within five (5) Business Days after the end of the foregoing sixty (60) day period. The determination of the Closing Inventory Adjustment Amount by the Independent Auditor shall be final and binding upon Buyer and Seller as to the Closing Inventory Adjustment Amount. If the Independent Auditor determines that Buyer is entitled to less than 50% of the dollar value of the total disputed items, Buyer shall pay all of the Independent Auditor's fees and expenses in connection with this Section 3.3(d). If the Independent Auditor determines that Buyer is entitled to 50% or more of the dollar value of the total disputed items, Seller shall pay all of the Independent Auditor's fees and expenses in connection with this Section 3.3(d).

                  (e) FINAL CLOSING STATEMENT. The Closing Inventory Adjustment Amount shall be deemed to be finally determined in the amount set forth in the Closing Statement on the Dispute Deadline Date unless a dispute notice is given in accordance with Section 3.3(d) with respect to the calculation thereof. If such a dispute notice is given, the Closing Inventory Adjustment Amount shall be deemed finally determined on the date that the Independent Auditor gives notice to Buyer and Seller of its determination with respect to all disputes regarding the calculation thereof, or, if earlier, the date on which Seller and Buyer agree in writing on the amount thereof, in which case the Closing Inventory Adjustment Amount shall be calculated in accordance with such determination or agreement, as the case may be. The Closing Statement as accepted by Seller (by absence of notice pursuant to Section 3.3(d)), as mutually agreed upon by the Parties or as determined by the Independent Auditor shall be referred to as the "Final Closing Statement."

                                   ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as set forth in the Disclosure Schedule, Seller represents and warrants to Buyer the statements contained in this Article IV are correct and complete as of the date hereof and will be correct and complete as of the Closing Date and the Effective Time:

         4.1 ORGANIZATION; AUTHORITY. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Alaska and has the requisite power and authority to own, lease and operate its assets and properties, and to conduct the business that it is currently conducting. Seller has full corporate power and authority necessary to execute and deliver this Agreement and all the documents related thereto, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated in this Agreement. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate, shareholder and other action, and no further corporate, shareholder or other action is necessary on the part of Seller to execute and deliver this Agreement and all the documents related thereto and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement.

         4.2 VALIDITY AND BINDING EFFECT. Assuming the due authorization, delivery and execution of this Agreement by Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity.

         4.3 NO VIOLATIONS. Except as specified in Section 4.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the other agreements contemplated hereby by Seller, nor the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of Seller;
(b) result in a material violation of or conflict with any Legal Requirement or Governmental Action applicable to or affecting Seller, or any of its assets or properties (including the Assets); (c) result in a material breach of, or a maturity under, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or result in, or give to others any rights of, termination, amendment or acceleration of any Contract (or any rights, benefits or payments thereunder) or Permit; (d) give any Person the right or option to purchase, or trigger or give any Person the right of first refusal or similar right with respect to, any of the Assets; or (e) result in the creation of any Lien on any of the Assets.

         4.4 GOVERNMENTAL CONSENTS AND APPROVALS. Except as set forth in Section
4.4 of the Disclosure Schedule, no Consent with, or to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller, the performance of this Agreement by Seller, or the consummation of the transactions contemplated by this Agreement by Seller, except for the filing of a pre-merger notification report by Seller under the HSR Act and the expiration or termination of the applicable waiting period thereunder.

         4.5 TITLE TO ASSETS; NO LIENS; SUFFICIENCY OF ASSETS; CONDITION.

                  (a) TITLE TO ASSETS. Seller owns, has a leasehold or license interest in or rights to, all of the Assets (including the leased Real Property) and Seller has good, valid and marketable title to all of the Assets (including the owned Real Property) not leased or licensed.

                  (b) NO LIENS. The Assets are free and clear of all Liens and Indebtedness, except for (i) Liens set forth in Section 4.5(b) of the Disclosure Schedule and (ii) Permitted Liens.

                  (c) SUFFICIENCY OF ASSETS. Except as set forth in Section 4.5(c) of the Disclosure Schedule, the Assets include all assets, facilities, properties, equipment, fixtures, Contracts, Permits, infrastructure and other rights, privileges and interests necessary to conduct or operate the Assets as currently operated by Seller.

                  (d) CONDITION OF TANGIBLE ASSETS. Except as set forth in
Section 4.5(d) of the Disclosure Schedule, each item of tangible personal property or fixture (including all equipment and infrastructure, whether classified as real property, personal property or a fixture under applicable law) that is part of the Assets is in good and workable condition and repair (normal wear and tear excepted), free of any material defect, suitable for the purposes for which it is being used, has been maintained in accordance with normal industry practices, is not experiencing any material mechanical or integrity problems, and no material maintenance of such Assets is due or has been delayed.

                  (e) NO ABANDONED FACILITIES, ETC. None of the Assets includes any abandoned facilities, and except as set forth in Section 4.5(e) of the Disclosure Schedule, none of the Assets require reclamation, restoration or remediation under Legal Requirement, agreement or otherwise. No asset essential to the use or operation of the Assets has been diverted to other uses in contemplation of the sale of the Assets.

                  (f) INVENTORY. All Inventory is merchantable, is fit for the purposes for which it is to be sold, exchanged or intended, and does not contain any obsolete or unusable inventory.

         4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Section 4.6 of the Disclosure Schedule, disclosed on an Exhibit attached hereto or as specifically contemplated by this Agreement, since March 31, 2003:

                  (a) Seller has operated the Assets only in the Ordinary Course of Business;

                  (b) Seller has made all reasonable efforts consistent with past practices to preserve the relationships with customers, suppliers and others with whom Seller deals;

                  (c) there has not been any Material Adverse Change;

                  (d) Seller has not incurred any material Liability or entered into any material Contract;

                  (e) there has not been any material loss, damage, destruction, condemnation or other casualty (whether or not covered by insurance) with respect to any of the Assets;

                  (f) there has not been any change in any of the accounting principles or policies followed by Seller;

                  (g) except normal periodic increases or promotions effected in the Ordinary Course of Business, Seller has not made any change in the compensation levels (whether it be salary, wage, commission, bonus or other direct or indirect remuneration) of any Employees (salaried or hourly), independent contractors, officers or directors or material changes in the manner in which Employees of Seller are generally compensated, or any provision of additional or supplemental benefits for Employees of Seller generally;

                  (h) there has not been any citation or notice received by Seller for violation of any Legal Requirement;

                  (i) there has not been a material change in the terms of any Plan that has not been disclosed to Buyer in writing or otherwise delivered in documents made available to Buyer;

                  (j) there has not been a grant of, or the existence of, any Lien in any of the Assets, other than Permitted Liens; and

                  (k) Seller has not agreed to take any action described in this
Section 4.6, whether in writing or otherwise.

         4.7 ACCURACY OF STATEMENTS. To Seller's Knowledge, no representation, warranty or other statement made by Seller to Buyer in this Agreement or any statement, certificate or schedule furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact that would make the statements contained therein misleading. Seller has no Knowledge of any fact that has specific application to Seller that may have a Material Adverse Effect that has not been set forth in this Agreement.

         4.8 COMPLIANCE WITH LEGAL REQUIREMENTS. Except as set forth in Section
4.8 of the Disclosure Schedule, and except with respect to Environmental Matters, Employee Matters and Taxes (which are the subject of separate representations in Sections 4.11, 4.14 and 4.15, respectively), (a) Seller and the Assets are not in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a material violation of or default under any applicable Legal Requirement; and (b) no investigation or review by any Governmental Authority with respect to Seller or the Assets is pending or Threatened.

         4.9 PERMITS. Section 4.9 of the Disclosure Schedule contains a true and complete list of all Permits issued or granted to Seller necessary to operate the Assets. Seller has obtained and holds all of the Permits required by it to own and operate the Assets as they have been conducted and each of these Permits have been fully paid for. Each Permit has been validly issued and is in full force and effect. Seller is in compliance in all material respects with the terms of its Permits and there are no proceedings pending or Threatened, which may result in the revocation, cancellation, limitation, suspension or modification of any Permit.

         4.10 LITIGATION. Except as set forth in Section 4.10 of the Disclosure
Schedule: (a) no Actions of any Governmental Authority or any other Person is pending or Threatened against, related to, or affecting the Assets, Seller or Seller's officers or directors, and Seller has no Knowledge of any matters which are reasonably likely to result in any such Action; and (b) Seller is not subject to or in default of any outstanding injunction, writ, judgment, order, decree or ruling by a Governmental Authority. There is no Action pending or Threatened, related to or affecting Seller, or any of the Assets that (i) questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection with the transactions contemplated by this Agreement or (ii) which could prohibit, limit, or delay the consummation of the transactions contemplated by this Agreement.

         4.11     ENVIRONMENTAL MATTERS.

                  (a) Except as set forth in Section 4.11 of the Disclosure
Schedule: (i) Seller is in compliance with, and has complied in all respects with and, to Seller's Knowledge, there are and have been no violations of, any Environmental Laws applicable to the Assets or to the possession, use, ownership, or operation by Seller of the Assets; (ii) Seller possesses all required Permits, identification numbers, and other authorizations required under any applicable Environmental Laws to own or operate the Assets ("Environmental Permits"), and they may be assigned or transferred to Buyer without the consent or approval of any Governmental Authority or other Person and such assignment or transfer will not cause any such Environmental Permit to be revoked, limited or terminated; (iii) to the Knowledge of Seller, Seller is in compliance with, and has complied in all respects with, the provisions of all Environmental Permits and there are and have been no violations of, any Environmental Permits; (iv) there have been and, to the Knowledge of Seller, are no Environmental Conditions on or affecting the Assets; (v) there are no Hazardous Materials on the Real Property, except as allowed by Environmental Laws; (vi) to the Knowledge of Seller, Seller has not caused or taken any action that would result in, and Seller is not subject to, any Liability under any Environmental Laws arising from the possession, use, ownership or operation of the Assets; (vii) Seller has filed all notices required under all Environmental Laws and Environmental Permits; (viii) Seller has and will have taken all actions required under applicable Environmental Laws and Environmental Permits to satisfy or obtain the approval of a Governmental Authority of the transactions contemplated by this Agreement; (ix) the Environmental Reports constitute all information and data, including all studies, analyses and test results, in Seller's possession, custody or control relating to environmental matters associated with the Assets, including all Environmental Conditions and all Hazardous Materials, and all such Environmental Reports have been disclosed to Buyer; (x) the Real Property is not listed or, to Seller's Knowledge, proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or under any similar state list, or the subject of any federal, state or local enforcement action or investigation, or citizen's suit, under any Environmental Law ("Identified Site"); (xi) the Real Property has never operated subject to "interim status" or other permit requirements imposed by the Resource Conservation and Recovery Act, as amended, or similar state statute, regardless of whether such interim status or other permit was ever lawfully obtained; (xii) Seller has not transported or arranged for transportation of (directly or indirectly) to any Identified Site any Hazardous Materials generated or created by the possession, use, ownership or operation of the Assets; and (xiii) there is not now, nor at any time in the past has there been, at, on or in any of the Real Property, any (A) "treatment", "recycling", "storage" or "disposal" of any "Hazardous Waste", as these terms are defined in the Resource Conservation & Recovery Act, as amended and in the regulations promulgated thereunder, or (B) surface impoundment, landfill lagoon or other containment facility for the temporary or permanent "storage", "treatment", or "disposal" of "Hazardous Waste", as these terms are defined in the Resource Conservation & Recovery Act, as amended and in the regulations promulgated thereunder.

                  (b) Except as set forth in Section 4.11 of the Disclosure
Schedule: to Seller's Knowledge, there are no facts or circumstances related to environmental matters concerning the Assets that could reasonably be expected to lead to any new Environmental Liabilities under any applicable Environmental Law.

                  (c) Seller has disclosed to AIG all "Pollution Conditions" (as defined in the Environmental Insurance Policy) existing prior to and known by "Responsible Insured" (as defined in the Environmental Insurance Policy) of Seller as of the "Inception Date" (as defined in the Environmental Insurance Policy), provided that such Responsible Insured knew that such

Pollution Conditions could give rise to "Clean-up Costs" (as defined in the Environmental Insurance Policy) or a claim under the Environmental Insurance Policy.

                  (d) Seller has caused the Representatives of Seller with responsibility for environmental matters to furnish Buyer and its Representatives with all environmental assessments, reports, or other documents, data and other information that exist with respect to the environmental condition of the Assets and/or compliance with Environmental Laws, and any such other existing documents, data and other information as Buyer has requested (collectively, the "Environmental Reports").

         4.12 INTELLECTUAL PROPERTY. The Intellectual Property identified on EXHIBIT E and Licensed Intellectual Property identified on EXHIBIT G constitutes all the material Intellectual Property rights used to operate the Assets and the C Stores Assets as such assets are currently being used. Other than the Intellectual Property identified on EXHIBIT E and Licensed Intellectual Property identified on EXHIBIT G, no other Intellectual Property is necessary after the Effective Time to operate the Assets and the C Store Assets in substantially the same manner as such assets have been operated prior to the Effective Time. The products used, manufactured, marketed, sold or licensed by Seller in connection with the Assets, and all Intellectual Property and Licensed Intellectual Property used in the operation of the Assets as currently conducted, to Seller's Knowledge, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party. Seller is not in material violation of the terms of any Licensed Intellectual Property. Seller is current in all payments relating to any Licensed Intellectual Property. The Intellectual Property identified on EXHIBIT E and included in the Assets or the C Store Assets pursuant to the IP Side Agreement and the Licensed Intellectual Property identified on EXHIBIT G and included in the Assets or the C Store Assets pursuant to the IP Side Agreement may be assigned by Seller without the consent of or notice to any Person, except as set forth on Section 4.12 of the Disclosure Schedule or where the failure to obtain such consent or provide such notice would not have a material effect on Buyer's ability to use such Intellectual Property or the Licensed Intellectual Property.

         4.13 CONTRACTS. EXHIBIT D and EXHIBIT G contain a complete and accurate list of all material Contracts, including, without limitation, the licenses with respect to the Licensed Intellectual Property, of Seller which constitute Assets hereunder (the "Seller Contracts"). Except as set forth on Section 4.13 of the Disclosure Schedule, (a) Seller, and to Seller's Knowledge, each other Person that has any Liability under any Seller Contract is in compliance with all applicable material terms and requirements of each such Seller Contract, (b) no event has occurred or circumstance exists that (with or without notice or lapse of time) may materially contravene, conflict with, or result in a material violation or breach of, or give Seller or any other Person the right to declare a default under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Seller Contract, (c) there has not been any material amendment or modification to any Seller Contracts, and (d) the Seller Contracts have not been assigned in any manner. Seller has not given or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Seller Contract. Each Seller Contract is in full force and effect, is valid and enforceable in accordance with its terms and, except as set forth on Section 4.13 of the Disclosure Schedule, each Seller Contract may be assigned without the consent of or notice to any Person. Except as set forth on

Section 4.13 of the Disclosure Schedule, there are no negotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under any Seller Contract. Except as set forth on Section 4.13 of the Disclosure Schedule, there are no other material Contracts to which Seller is a party affecting the Assets or necessary for the operation of the Assets as presently operated. Except as set forth in Section 4.13 of the Disclosure Schedule, Seller has not with respect to any Contract: (i) received any quantity of oil or other hydrocarbons to be paid for thereafter other than in the normal cycle of billing; or (ii) received prepayments, advance payments, or loans which will require Buyer to perform services or provide oil, refined products or other hydrocarbons under such Contract on or after the Effective Time without being paid at or near the time of delivery. A true and complete list of the Seller Hedges is set forth on EXHIBIT M. Except for the Seller Hedges, the J Aron Hedge and the Morgan Stanley Hedge, Seller is not a party to any hedging contracts.

         4.14 EMPLOYEE MATTERS. Except as set forth in Section 4.14 of the Disclosure Schedule:

                  (a) With respect to the Employees, Seller (i) is in material compliance with all applicable Legal Requirements respecting labor and employment, occupational safety, plant closing and wages and hours, (ii) has not committed any unfair labor practices, (iii) is not party to a collective bargaining agreement, or any organization effort presently being made or Threatened by or on behalf of a labor union, and (iv) has no pending or Threatened claims, trade disputes or controversies regarding employment, terms of employment or termination of employment, including any claims for unpaid wages, discrimination, harassment, or workers' compensation.

                  (b) Each employee benefit plan (as defined in Section 3(3) of ERISA) in which Employees participate (each an "Employee Benefit Plan") has in all respects been maintained in material compliance with its terms and all provisions of ERISA, HIPAA and the Code applicable thereto. Each Employee Benefit Plan which is a welfare plan providing health benefits has at all times been in material compliance with the provisions of Section 4980B of the Code.

         4.15 TAXES. Except as set forth in Section 4.15 of the Disclosure
Schedule:

                  (a) Seller has timely filed (or has had filed on its behalf) all Tax Returns required to be filed that relate in any way to the Assets and has timely paid all Taxes due, whether reflected on such Tax Returns or under any assessment, as applicable, before the date of this Agreement, and all such Tax Returns are true, complete, and accurate;

                  (b) there is no Action, audit, or written claim or assessment pending or Threatened, with respect to such Tax Returns or Taxes the non-payment of which could give rise to a Lien upon, or otherwise could adversely affect, any of the Assets or the use thereof or could cause Buyer to incur any Liability;

                  (c) Seller has not received written notice of any assessment of any Taxes;

                  (d) there is not in force any waiver of any statute of limitations in respect of Tax Returns or Taxes, or any outstanding request for such a waiver;

                  (e) there is not in force any extension of time for the assessment or payment of any Taxes or the filing of any Tax Return;

                  (f) there are no Liens with respect to Taxes upon the Assets except for Liens for Taxes not yet due;

                  (g) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;

                  (h) Seller is not a party to any Tax allocation or sharing agreement;

                  (i) Seller is not liable for, and has not had asserted against it, any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by Contract or otherwise;

                  (j) Seller has not distributed the stock of another Person, nor has Seller had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or 361; and

                  (k) Seller is not a non-resident, alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the rules and regulations promulgated thereunder).

         4.16     REAL PROPERTY.

                  (a) Seller has provided Buyer with a true, complete and correct copy of each Lease. Except as set forth on Section 4.16 of the Disclosure Schedule, (i) Seller, and to Seller's Knowledge, each other Person that has any Liability under any Lease is in compliance with all applicable terms and requirements of each such Lease, (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or any other Person the right to declare a default under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Lease, (iii) there has not been any amendment or modification to the Leases, and (iv) the Leases have not been assigned in any manner. Seller has not given or received from any other Person any notice or other communication (whether oral or written) regarding any actual or Threatened violation or breach of, or default under, any Lease. Each Lease is in full force and effect, is valid and enforceable in accordance with its terms, and, except as set forth on Section
4.16 of the Disclosure Schedule, each Lease may be assigned by Seller without the consent of or notice to any person. Except as set forth on Section 4.16 of the Disclosure Schedule, there are no negotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under any Leases. Except for those Leases set forth on Section 4.16 of the Disclosure Schedule, there are no other written leases or occupancy agreements to which Seller is a party affecting the Assets or necessary for the operation of the Assets as presently operated. Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases, except as set forth on Section 4.16 of the Disclosure Schedule. All facilities leased or subleased thereunder have received all approvals of Governmental Authorities (including Permits) required in connection with the operation thereof and have been operated and maintained in accordance with the applicable Legal Requirements. The lessee of each facility leased or subleased has good and valid title in the facility and good and valid leasehold interests in the underlying parcel of real property, free and clear of any Lien other than Permitted Liens.

                  (b) No material default or breach exists (or would result from the consummation of the transactions contemplated hereunder) under any easements, appurtenances, licenses, servitudes, tenancies, options, rights-of-way, licenses, or other real property rights and privileges constituting the Real Property. There are no outstanding options or rights of first refusal to purchase any Real Property, or any portion thereof or interest therein. To the Knowledge of Seller, there is no pending or contemplated reassessment by any taxing authority of any property included in any parcel of Real Property.

         4.17 BANKRUPTCY. There are no bankruptcy, reorganization or receivership proceedings pending or planned by Seller or any of its direct or indirect parents (including Williams Guarantor). Seller is not entering into this Agreement with the intent (whether actual or constructive) to hinder, delay, or defraud its present or future creditors.

         4.18 BUSINESS RELATIONSHIPS. Except as set forth in Section 4.18 of the Disclosure Schedule, there is no actual, pending or Threatened change in the relationship of Seller with any of its customers, licensors, suppliers, distributors, sales representatives or vendors that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Seller or the Assets.

         4.19 GASOLINE SULFUR CREDITS. The gasoline sulfur credits described on
Section 4.19 of the Disclosure Schedule have been transferred to the Assets in accordance with all Legal Requirements. The North Pole refinery is in compliance with Tier II gasoline requirements under all Legal Requirements, and to the Knowledge of Seller, no changes in the operations of the North Pole refinery will be required until January 1, 2007.

         4.20 DISCLAIMER. EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT AND THE OTHER AGREEMENTS, DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THIS AGREEMENT, SELLER DOES NOT MAKE ANY OTHER REPRESENTATIONS OR WARRANTIES, AND DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY SUCH OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER. EXCEPT AS REQUIRED BY LAW AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER DOCUMENTS, AGREEMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THIS

AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE MAINTENANCE, REPAIR, CONDITION, DESIGN, WORKMANSHIP, SUITABILITY, UTILITY OR MARKETABILITY OF THE ASSETS OR ANY PORTION THEREOF OR PROPERTY THEREON OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR BUYER'S REPRESENTATIVES IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IT BEING THE EXPRESS AGREEMENT OF BUYER AND SELLER THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER DOCUMENTS, AGREEMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THIS AGREEMENT, BUYER WILL OBTAIN RIGHTS IN THE ASSETS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" AND "WITH ALL FAULTS." FOR THE AVOIDANCE OF DOUBT, THE FORGOING SENTENCE SHALL NOT ABSOLVE SELLER FROM ANY CLAIM FOR FRAUD THAT BUYER MAY BRING AGAINST SELLER.

         4.21 WILLIAMS GUARANTOR'S REPRESENTATIONS AND WARRANTIES. Williams Guarantor represents and warrants to Buyer as follows:

                  (a) ORGANIZATION AND STANDING. Williams Guarantor is a corporation duly organized, validly existing in good standing under the laws of the State of Delaware and is in good standing as a corporation in all jurisdictions where the nature of its properties or business requires it.

                  (b) AUTHORITY AND BINDING OBLIGATIONS. Williams Guarantor has full corporate power and authority to execute and deliver this Agreement and the Williams Guaranty, to perform its obligations under this Agreement and the Williams Guaranty and to consummate the transactions contemplated in this Agreement and the Williams Guaranty. The execution, delivery, and performance of this Agreement and the Williams Guaranty by Williams Guarantor have been duly and validly authorized by all necessary corporate, shareholder and other action and no further corporate, shareholder or other action is necessary on the part of Williams Guarantor to execute and deliver this Agreement and the Williams Guaranty and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Williams Guaranty. This Agreement and the Williams Guaranty constitute legal, valid and binding obligations of Williams Guarantor enforceable against Williams Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

                  (c) NO CONSENT REQUIRED; NON-CONTRAVENTION.

                           (i) Except as specified in Section 4.21(c) of the
Disclosure Schedule, no Consent with, or to, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by Williams Guarantor of this Agreement or the Williams Guaranty.

                           (ii) Except as specified in Section 4.21(c) of the
Disclosure Schedule, neither the execution and delivery of this Agreement or the Williams Guaranty by Williams Guarantor, nor the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of Williams Guarantor (b) result in a material violation of or conflict with any Legal Requirement or Governmental Action applicable to or affecting Williams Guarantor or any of its assets or properties; (c) result in any material breach of, or a maturity under, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, require any Consent under, or result in, or give to others any rights of, termination, amendment or acceleration of any material Contract (or any rights, benefits or payments thereunder) to which Williams Guarantor is a party or is subject; (d) give any Person the right or option to purchase any of the Assets or any of the equity of, or interest in, Seller; or
(e) result in the creation of any Lien on any of the Assets.

                  (d) LITIGATION. Except as specified in Section 4.21(d) of the Disclosure Schedule, there are no Actions pending or, to the actual knowledge of Williams Guarantor, threatened, or anticipated by any Person against or affecting Williams Guarantor by or before any arbitrator or Governmental Authority that (i) questions the validity or enforceability of the Williams Guaranty or this Agreement or (ii) which could prohibit, limit, or delay the consummation of the transactions contemplated by this Agreement and the Williams Guaranty.

                  (e) ACTIONS AND PROCEEDINGS. Except as specified in Section 4.21(e) of the Disclosure Schedule, no Action is pending or, to the actual knowledge of Williams Guarantor, threatened before any arbitrator or administrator or Governmental Authority to delay, impair, restrain, limit, enjoin or prohibit, or to obtain damages, a discovery order or other relief in connection with this Agreement, or the Williams Guaranty or any of the transactions contemplated hereby or thereby.

                  (f) FINANCIAL CAPACITY; FUTURE PERFORMANCE. Williams Guarantor has and will have the financial capacity to guaranty Seller's payments and performance under the Agreement. Except as described in its filings with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, Williams Guarantor is not aware of any facts or circumstances that now or in the future would have a Material Adverse Effect on its financial condition, results of operations, business, properties, assets, or liabilities. Williams Guarantor is solvent, is not in the hands of a receiver, nor is any receivership pending, and no proceedings are planned or pending by or against it for bankruptcy or reorganization in any state or federal court.

                  (g) OTHER INDEBTEDNESS. Section 4.21(g) of the Disclosure Schedule contains a complete list of bonds, letters of credit and guaranties issued by Williams Guarantor affecting the Assets.

                  (h) DISCLAIMER. EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT, THE WILLIAMS GUARANTY AND THE OTHER DOCUMENTS AND INSTRUMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT, WILLIAMS GUARANTOR MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, AND DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY SUCH OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER.

                                   ARTICLE V.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Except as set forth in the Disclosure Schedule, Buyer represents and warrants to Seller the statements contained in this Article V are correct and complete as of the date hereof and will be correct as of the Closing Date and at the Effective Time:

         5.1 ORGANIZATION. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted.

         5.2 AUTHORITY. Buyer has full limited liability company power and authority necessary to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary company, member, and other action, and no further company, member or other action is necessary on the part of Buyer to execute and deliver this Agreement and to consummate and perform its obligations hereunder and consummate the transactions contemplated by this Agreement.

         5.3 VALIDITY AND BINDING EFFECT. Assuming the due authorization, delivery and execution of this Agreement by Seller and Williams Guarantor, this Agreement has been executed and delivered on behalf of Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity.

         5.4 NO VIOLATIONS. Except as specified in Section 5.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement or the other agreements contemplated hereby by Buyer, nor the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in the breach of any provision of the limited liability company agreement of Buyer; (b) result in a material violation of or conflict with any Legal Requirement or Governmental Action applicable to or affecting Buyer, or any of its assets or properties; or (c) result in a material breach of, or a maturity under, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or result in, or give to others any rights of, termination, amendment or acceleration of any material Contract (or any rights, benefits or payments thereunder) to which Buyer is directly or indirectly a party or is directly or indirectly subject.

         5.5 CONSENTS AND APPROVALS. Except as set forth on Sections 5.5 and 4.4 of the Disclosure Schedule and other than Required Consents, no Consent or Permit from any Governmental Authority or any other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by

Buyer of the transactions contemplated hereby, except for the filing of a pre-merger notification report by Buyer under the HSR Act and the expiration or termination of the applicable waiting period thereunder.

         5.6 LITIGATION. There is no Action pending or threatened, in writing or, to the knowledge of Buyer, verbally, against or affecting Buyer that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Buyer in connection with the transactions contemplated hereby.

                                   ARTICLE VI.
                                    COVENANTS

         6.1 BROKERS' FEES. Each Party represents and warrants to the other Party that it and its Affiliates have not incurred any Liability for brokerage fees, finder's fees, agent's commissions, or other similar forms of compensation in connection with or in any way related to the transactions contemplated by this Agreement, except with respect to the fee owed to Lehman Brothers Inc., which fee shall be the sole obligation of, and be paid by, Seller. Each Party agrees to indemnify, defend and hold the other Party harmless from any claim or demand for any commission, fee or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the indemnifying party, and to bear the cost of attorneys' fees and expenses incurred in defending against any such claim.

         6.2 CONDUCT OF BUSINESS PENDING CLOSING. Seller covenants and agrees with Buyer that, from the date of this Agreement through the Effective Time, Seller will own, operate and maintain the Assets, only in the Ordinary Course of Business and Seller shall use commercially reasonable efforts to keep the Assets intact and to preserve the goodwill of employees and customers, preserve and keep in full force and effect its respective legal existence and material rights and franchises, and keep and maintain accurate books, records and accounts in accordance with GAAP and industry standards. Without limiting the preceding sentences, Seller covenants and agrees with Buyer that, except as specifically contemplated in this Agreement, from the date of this Agreement through the Effective Time, Seller will not, without the prior written consent of Buyer:

                  (a) pay, discharge, or satisfy any Liability, other than the payment, discharge or satisfaction in the Ordinary Course of Business;

                  (b) enter into or materially modify any collective bargaining agreement;

                  (c) change in any respect any of the accounting principles or practices used by Seller, except for any change required by reason of a concurrent change in GAAP;

                  (d) settle or resolve any pending or Threatened Action, which affects, relates to, or is part of the Assets;

                  (e) grant or enter into any suretyship Contract, performance bond, working capital maintenance and support agreement, contingent obligation agreement or other form of guaranty agreement which affects, relates to, or is part of, the Assets;

                  (f) amend, modify, renew, change, or waive, release, grant, close out or transfer (collectively, "Modifications") any rights under, any material Contract or Permit (including hedge arrangements), except non-material Modifications made in the Ordinary Course of Business;

                  (g) enter into any additional material Contracts or any hedging arrangements that affects, relates to, or is part of, the Assets and are performable after the Effective Time;

                  (h) enter into any Contract with an Affiliate, which Contract affects, relates to, or is part of, the Assets;

                  (i) cancel or waive any debt, claim or right (absolute or contingent) of which Buyer will receive the benefit under the terms of this Agreement;

                  (j) make any new capital commitment in excess of $1,000,000 (current capital commitments are described on Section 6.2(j) of the Disclosure Schedule);

                  (k) take any action which individually or in the aggregate is reasonably expected to have an adverse effect on Seller's relationship with any customer or supplier;

                  (l) encumber (other than Permitted Liens), sell, lease, assign license or otherwise dispose of any interest in any of the Assets, except for
(i) sales of Inventory in the Ordinary Course of Business, and (ii) the sale or disposal of excess and obsolete assets in the Ordinary Course of Business in compliance with Seller's policies and in an amount not to exceed $250,000 per month;

                  (m) take any other action, which individually or in the aggregate materially affects the Assets outside the Ordinary Course of Business;

                  (n) except for cause, remove or dismiss any key employees serving the Assets;

                  (o) change overall levels of wages of employees serving the Assets by greater than 3% of the aggregate payroll;

                  (p) cancel or materially modify insurance policies relating to the Assets or employees serving the Assets;

                  (q) commit or agree, or enter into any Contract, to do any of the foregoing; and

                  (r) except to the extent necessary to comply with the requirements of applicable Legal Requirements, (i) take, agree, or commit to take, any action that would make any representation or warranty of Seller hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at the Effective Time, or (iii) take, agree, or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions set forth in Section 7.1 not being satisfied.

         6.3 ACCESS TO ASSETS, PERSONNEL, AND INFORMATION. From and after the date of this Agreement until the Effective Time, Seller shall give Buyer and its Representatives reasonable access, during regular business hours and upon reasonable advance notice, to such employees and the Assets, as are necessary to allow Buyer and its Representatives to make such inspections, and to interview or confer with Seller and its Representatives as they may require in connection with reasonable due diligence and transition planning activities that Buyer believes are necessary and appropriate with respect to the Assets. Seller shall have the right to have a Representative present at all times of any such inspections, interviews and examinations conducted at or on the offices or other facilities or properties of Seller. The scope, sequence, and timing of these activities shall be at the sole discretion of Buyer, except the scope of these activities shall not include any taking, sampling or testing of soil or water. The cost and expense of these activities shall be borne by Buyer. Buyer may confer with regulatory agencies and review and copy any and all agency records with respect to the Assets. Additionally, the Environmental Reports and all other records provided to Buyer pursuant to this Section 6.3 will be deemed to be "Confidential Information" for purposes of the Confidentiality Agreement. Buyer, however, shall not be entitled to access to any (i) materials containing privileged communications or (ii) information about employees, disclosure of which might violate an employee's reasonable expectation of privacy or otherwise be prohibited by Legal Requirements. Buyer expressly acknowledges that nothing in this Section 6.3 is intended to give rise to any contingency to Buyer's obligations to proceed with the transactions contemplated herein. Buyer shall defend, indemnify and hold harmless Seller, its Affiliates and their officers, directors, employees and agents from and against all losses, claims, demands, lawsuits, judgments, costs, expenses (including reasonable attorney's fees) and other Liabilities arising out of personal injury or death suffered by Buyer's or Seller's employees or contractors during inspection of the Assets under this
Section 6.3.

         6.4 PUBLIC ANNOUNCEMENTS. Prior to the Closing, neither Party nor Williams Guarantor shall issue any press release or otherwise make any such public statement or respond to any media inquiry with respect to this Agreement and the transactions contemplated hereby prior to obtaining the approval of the other Party, which approval will not be unreasonably withheld and all such disclosures shall be jointly coordinated and managed; provided, however, that prior notice shall be required but prior approval shall not be required where such release or announcement is required by applicable Legal Requirement, securities regulations or stock exchange rules.

         6.5 PAYMENT OF EXPENSES. Except as otherwise expressly provided in this Agreement, each Party and Williams Guarantor shall bear its own expenses incurred in connection with the transactions contemplated herein, including all fees and expenses of agents, representatives, brokers, counsel and accountants engaged by it, whether or not the Closing occurs.

         6.6 PRESERVATION OF FILES AND RECORDS. Except in the ordinary course of business of such party regarding its own general records or in compliance with such party's record retention policies, until the seventh anniversary of the Effective Time, Buyer, Seller and Williams Guarantor will maintain all books and records, including electronic and computerized records that relate to the pre-Closing business, operations, assets and properties related to the Assets, and shall give each other party full and complete access during regular business hours to all such books, records, and personnel to the extent reasonably required to enable such other party to satisfy its respective obligations hereunder or under applicable law. In addition to the foregoing, neither Seller, Williams Guarantor nor Buyer shall, without ninety (90) days prior written notification (a "Destruction Notice") to the other, destroy any pre-Closing books and records, including electronic and computerized records, related to the Assets, unless such destruction is to occur in the ordinary course of business of the party destroying such books and records, or in compliance with such party's general record retention policies. Following receipt of a Destruction Notice, if Seller, Williams Guarantor or Buyer, as applicable, advises the other party in writing within such ninety (90) day period, the applicable party will promptly deliver the applicable books and records to the other.

         6.7 EMPLOYEE MATTERS.

                  (a) Seller shall use its commercially reasonable efforts to assure that Buyer or its Affiliates may interview and/or offer employment to any or all of those employees of Seller listed on Section 6.7 of the Disclosure Schedule ("Employees"). Buyer shall notify Seller of Buyer's intentions as to making offers to each of the Employees as soon as practicable, and offers of employment shall be made by Buyer to Employees Buyer intends to retain no later than 15 days before Closing. Offers of employment will be conditioned upon Closing, successfully passing Buyer's drug testing and background checks and upon the termination of such Employees' employment with Seller or any Affiliate of Seller immediately prior to the Effective Time and shall be effective at the Effective Time. Buyer shall provide Seller with a list of all of those Employees Buyer or its Affiliates wishes to interview or make offers of employment to without interviews and shall coordinate interviews with a designated representative of Seller or its Affiliates. Buyer shall provide Seller a list of those Employees to whom offers of employment have been made, which list shall include the nature and title of the position, salary, and location of employment. With respect to any Employee, Buyer's offer of employment made pursuant to this Section 6.7(a) shall be equal to or greater than 90% of such Employee's base compensation immediately prior to the Effective Time. Buyer shall also provide Seller with a list of those Employees accepting such employment offer and meeting the requirements of such offer (the "Hired Employees") on or within two (2) Business Days after the Closing Date.

                  (b) The Hired Employees will become Buyer's or its Affiliates' employees immediately following the Effective Time and at that time Buyer or its Affiliates will become responsible for wages, salaries, benefits, other compensation, severance pay, and severance benefits to the extent required under any Legal Requirement or Section 6.7 of this Agreement, or notices required under such Legal Requirements with respect to the Hired Employees arising with respect to employment with Buyer.

                  (c) Except as otherwise provided in Section 6.7 of this Agreement, Seller shall retain responsibility for all Damages for the following matters, which accrue for the periods prior and up to the Effective Time as a result of the Employees' employment with Seller:

                           (i) wages, salaries and bonuses to the extent payable
as of the Effective Time (including all associated taxes described in Section 4.15(g)) (for the avoidance of doubt, Buyer shall not be responsible for paying any bonuses earned and payable prior to or at the Effective Time);

                           (ii) severance pay and severance benefits to the
extent required under applicable Legal Requirements or notices required under such Legal Requirements with respect to Employees of Seller who are terminated prior to or at the Effective Time; and

                           (iii) vacation pay and paid time off with respect to
the Employees to the extent payable as of the Effective Time.

                  (d) On the last day of the month in which the Closing occurs, the Hired Employees' participation in Seller's or its Affiliates' medical, and dental, and life insurance plans shall terminate.

                  (e) Seller shall retain responsibility for, and Buyer shall not assume any responsibility for, any Liabilities related to or for the administration of Seller's Plans.

                  (f) Following the Effective Time, all Hired Employees will be permitted to enroll in all of Buyer's or its Affiliates' plans, as the case may be, in accordance with the terms and conditions of this Agreement, and to the extent not inconsistent with this Section 6.7, with the terms and conditions of such plans in effect from time to time and on no less favorable terms than those provided by Buyer and its Affiliates to other similarly situated employees of Buyer and its Affiliates. Hired Employees will be given credit for prior service with Seller and its predecessors and Affiliates for purposes of eligibility and vesting in Buyer's or its Affiliates' plans.

                  (g) At the Effective Time, Buyer or its Affiliates, as the case may be, shall waive or cause the waiver of pre-existing condition exclusions otherwise applicable to any Hired Employee and qualified dependents under, or with respect to, all employee welfare benefit plans maintained by Buyer or its Affiliates provided the Hired Employee and qualified dependents were covered by a Seller's Plan as of the Effective Time (and the Hired Employee immediately elects coverage), including coverage for qualified dependents, under a similar employee welfare benefit plan of Buyer or its Affiliates.

                  (h) Seller shall retain responsibility for all medical, dental, life, vision, AD&D, cafeteria, short-term disability, and long-term disability claims by any Hired Employee which were incurred on or prior to the Effective Time or, in the case of medical, dental and flexible spending accounts, prior to the last day of the month in which the Closing occurs, while covered by the applicable Plan and for worker's compensation claims related to injuries arising from the employment of the Hired Employees for periods prior to and through the Effective Time, in each case to the extent covered by the respective employee benefit plan and/or insurance plan or policy of Seller or its Affiliates, and any claims regarding Seller's 401(k) Plan and any other pension or retirement plan, qualified or non-qualified, which arise out of the administration or operation of such Plans prior to, at or following the Effective Time. Hired Employees shall be given credit for any deductible or co-insurance amounts paid with respect to the plan year in which the Closing occurs, to the extent, following the Effective Time, they participate in any plan of Buyer or its Affiliates for which deductibles or co-insurance are required. Promptly after the Effective Time, Seller shall provide Buyer with a list of deductibles and co-insurance that have been paid by the Hired Employees with respect to the plan year in which the Closing occurs. Buyer shall provide written notice of all Hired Employees who have elected coverage under the medical plans of Buyer or its Affiliates within forty (40) days of the Effective Time, provided that Buyer shall not be required to provide any information that would violate the provisions of HIPAA.

                  (i) For purposes of this Section 6.7, a claim for reimbursement under a medical, hospital or dental, prescription drug, or similar plan shall be deemed to be incurred on the date that the claim occurs. A claim occurs on the date service is provided and there shall be no continuation of a claim from one day to the next.

                  (j) With respect to the Hired Employees, prior employment with Seller or an Affiliate thereof shall be recognized by Buyer or its Affiliates, as the case may be, for the purpose of determining vacation eligibility. All Hired Employees shall be subject to Buyer's vacation policies, provided all such Hired Employees shall be given full credit by Buyer or its Affiliates, as the case may be, under Buyer's or its Affiliates' policies for pre-Effective Time years of service recognized by Seller and its Affiliates for vacation purposes. Seller or its Affiliates shall be responsible for payment to Employees for any accrued and earned but not used vacation and paid time off as of the Effective Time (collectively referred to herein as "Vacation Pay Benefits"). Seller or its Affiliates shall pay the Vacation Pay Benefits to the Employees in accordance with Legal Requirements.

                  (k) The Parties expressly acknowledge that this Agreement is not intended to create a Contract between Buyer or Seller and any Hired Employee, and no Employee or Hired Employee may rely on this Agreement as the basis for any breach of Contract claim against Buyer or Seller. Seller shall not, in any manner, be responsible or liable for administration or the payment of any benefit due under any plans maintained by Buyer or its Affiliates and, except as otherwise specifically provided in Section 6.7 of this Agreement, Buyer or its Affiliates shall not, in any manner, be responsible or liable for administration or the payment of any benefit due under the Plans or any other employment benefit plans maintained by Seller.

                  (l) Seller shall have caused the termination of the employment of the Hired Employees as of the Effective Time and shall have provided such notice of termination if and as required by the WARN Act, and shall have complied with any Legal Requirements. Buyer shall be responsible for all notification or other requirements of the WARN Act with respect to Hired Employees in connection with actions taken by Buyer after the Effective Time.

                  (m) Nothing in this Agreement shall be deemed or construed to require Buyer to continue to employ any Hired Employees for any period after the Effective Time.

                  (n) To the extent required by COBRA, continuation coverage under COBRA shall be offered by Seller to all Employees whose employment with Seller is terminated as a result of this transaction contemplated by this Agreement. Seller shall continue to maintain its group health plan following the Effective Time for a period not less than the maximum period any M&A qualified beneficiary (as defined in the regulations issued under COBRA) could elect COBRA. Seller shall be responsible for any and all Damages incurred by Buyer as a result of the failure of Seller to comply with its obligations hereunder with respect to any of the requirements of COBRA or the WARN Act. Buyer shall be responsible for any and all Damages incurred by Seller as a result of Buyer's failure to comply with its obligations hereunder with respect to any of the requirements of the WARN Act.

                  (o) With respect to those Employees set forth on EXHIBIT N who become Hired Employees ("ARP Employees"), Buyer shall provide such ARP Employees the transportation benefits described on such Exhibit.

                  (q) The provisions of this Section 6.7 are intended to be for the benefit of, and enforceable by, Seller and/or its Affiliates and Buyer and/or its Affiliates and/or their respective successors.

         6.8 CHANGE OF NAME; USE OF TRADEMARKS, WILLIAMS MARKS.

                  (a) Effective at the Effective Time, Seller and its Affiliates (the "Licensors") grant to Buyer a nonexclusive, nontransferable, royalty-free license, without right to sublicense, to use any and all trademarks, service marks, trade names and associated goodwill, slogans, corporate business or brand names and other like property owned by Seller or its Affiliates and used in connection with the Assets in which the name "Williams" or any derivatives or variations thereof is used and the Williams logos and any derivatives or variations thereof (the "Williams Marks") for the periods set forth below.

                  (b) Buyer may use such existing Inventory, advertising materials, communication materials and property (such as signage, vehicles and equipment) of Seller containing Williams Marks for a period not exceeding six months after the Effective Time, provided however, that Buyer shall have twelve months for the uses defined in the next sentence (the "License Period"), but shall not create new Inventory, advertising materials, communication materials or property using the Williams Marks. Buyer shall promptly replace or remove the Williams Marks on Inventory, advertising materials and property, no later than the end of the six month period after the Effective Time; provided however, that Buyer shall have up to twelve months to paint tanks and change signage. Immediately upon expiration of the License Period, Buyer shall cease all other use of the Williams Marks and shall adopt new trademarks, service marks, and trade names, which are not confusingly similar to the Williams Marks.

         6.9 OTHER TAX MATTERS.

                  (a) SALES AND TRANSFER TAXES. Buyer shall be responsible for and agrees to pay when due all sales, use, value added, documentary, stamp, gross receipts, transfer, conveyance, excise, real estate recording and other similar Taxes and fees (collectively, "Transfer Taxes") arising out of the transfer of the Assets by Seller and the other transactions contemplated herein, specifically including all sales and transfer Taxes with respect to any real property or vehicles to be transferred to Buyer hereunder. Buyer shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes, provided that Seller shall be permitted to prepare any such Tax Returns that are the primary responsibility of Seller under applicable law. Seller's preparation of any such Tax Returns shall be subject to Buyer's approval, which approval shall not be withheld unreasonably.

                  (b) PRORATION OF PROPERTY TAXES. General and special real estate and other ad valorem taxes and assessments and other state or local taxes, fees, charges and assessments in respect of real and personal property assessed on the Assets, if any, for the fiscal year in which the Closing occurs and any prior years for which taxes are unpaid at the Effective Time (including penalties and interest) shall be prorated between Buyer and Seller as of the Effective Time. If the Closing occurs before the tax rate or assessment is fixed for any such fiscal year, the apportionment of such taxes and payments at the Closing will be based upon the most recently ascertainable tax bills; provided that Buyer and Seller will recalculate and re-prorate said taxes and payments and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual tax bills received for the fiscal year in which the Closing occurs and the amount of any payments in lieu of tax made with respect to any such fiscal year.

                  (c) COOPERATION ON TAX MATTERS. After the Closing, Seller will cooperate with Buyer, and Buyer will cooperate with Seller, to the extent necessary in the preparation of all Tax Returns and will provide (or cause to be provided) any records and other information the other so reasonably requests and will provide the cooperation of its employees and auditors. Seller will reasonably cooperate with Buyer and Buyer will reasonably cooperate with Seller in connection with any Tax investigation, audit or other Proceeding.

         6.10 FINANCIAL STATEMENTS. From the date of this Agreement through the Effective Time, within twenty (20) days after the end of each applicable month, Seller shall provide Buyer with copies of (a) the financial statements of Seller for each month ending subsequent to the date of this Agreement (the "Supplemental Financial Statements"), prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except that such Supplemental Financial Statements do not include footnotes and shall be subject to nonmaterial recurring year-end adjustments) and (b) monthly plant operating summaries for each month ending subsequent to the date of this Agreement (the "Supplemental Operating Summaries"), prepared on a basis consistent with Seller's historically prepared operating summaries.

         6.11 ENVIRONMENTAL INSURANCE. Seller shall purchase at its sole expense from AIG a fully pre-paid, ten (10)-year environmental pollution legal liability policy per the terms and conditions of the indication and draft policy, which is attached as EXHIBIT O (the "Environmental

Insurance Policy"). The Environmental Insurance Policy shall be purchased and placed in effect promptly after this Agreement is executed and AIG has reviewed and accepted this Agreement. On the date the Environmental Insurance Policy is placed in effect, such policy shall have the self insured retention and limits set forth in EXHIBIT O. The continuity date on the Environmental Insurance Policy shall be simultaneous with the Closing Date. After Closing, Buyer shall comply with the terms of the Environmental Insurance Policy so as to not cause the policy to be cancelled or otherwise materially prejudice Seller or its Affiliates.

         6.12 HSR ACT FILING. If filings pursuant to and under the HSR Act or any similar act or law of any applicable foreign jurisdiction are required in connection with the consummation of the transactions contemplated by this Agreement, within fourteen days of the date of this Agreement Seller and Buyer will compile and file (or will cause its "ultimate parent entity" to file) under the HSR Act or such other act or law such information respecting such Party as the HSR Act or such other act or law requires; provided, however, no Party's obligations in connection with the foregoing shall require such Party to take action which is likely to result in a Material Adverse Effect with respect to such Party, provided, further, under no circumstances shall Buyer or any of its Affiliates be required to hold separate (including in trust or otherwise) or divest or dispose of any of its businesses or assets (categories of assets) or waive any conditions to this Agreement or the other transactions contemplated by this Agreement set forth in Article VIII of this Agreement, nor shall Buyer or any of its Affiliates be required to hold separate (including by trust or otherwise) or divest any of the Assets. HSR Act filing fees (excluding any attorneys fees incurred by Seller or its Affiliates) shall be split equally by Seller and Buyer.

         6.13 FURTHER ACTIONS REGARDING ASSETS AND LIABILITIES. Each Party shall, from time to time at the reasonable request of the other, and without further consideration, execute and deliver such other instruments of sale, transfer, conveyance, assignment, clarification, and termination, and take such other action as the Party making the request may reasonably require to effectuate the intentions of the Parties, including those required to sell, transfer, convey and assign to, and vest in Buyer, and to place Buyer in possession of the Assets, and to transfer, assign, or convey the Excluded Assets to Seller. Seller intends to convey the Assets at the Effective Time; provided, however, if it is determined after the Effective Time that: (a) any part of the Assets was not in fact conveyed to Buyer, and that the title to any part of the Assets is incorrectly in the name of Seller, or (b) any Excluded Asset is conveyed to Buyer and that the title to such Excluded Asset is incorrectly in the name of Buyer, then each Party shall take all such action necessary to promptly and correctly convey any part of the Assets to Buyer, or any part of the Excluded Assets to Seller. Seller agrees to pursue insurance proceeds for any physical loss or damage to the Assets that occurs prior to the Effective Time and is covered under Seller's all-risk property insurance. Any such insurance proceeds recovered by Seller shall be promptly remitted to Buyer, less any amounts reasonably incurred by or on behalf of Seller or for which Seller is responsible in the repair or replacement of such loss or damage.

         6.14 REAL PROPERTY MATTERS.

                  (a) REMOVAL OF LIENS. Seller shall remove, or cause to be removed, all Liens with respect to the Real Property other than Permitted Liens prior to or on the Closing Date.

                  (b) SURVEY. Buyer may obtain an ALTA survey of the Real Property ("Survey").

                  (c) CONVEYANCE OF TITLE. At the Closing, Seller shall take such actions as will enable the Title Company to issue to Buyer at Buyer's option and sole expense an ALTA Owner's or Leasehold Policy of Title Insurance, as applicable ("Title Policy") with extended coverage covering the Real Property together with all endorsements reasonably requested by Buyer (including, without limitation, zoning with parking, access, contiguity, comprehensive, survey and tax parcel), in the amount of the Purchase Price attributed by Buyer to the Real Property and without any of the Schedule B standard preprinted exceptions (other than taxes not yet due and payable), subject only to the Permitted Liens.

                  (d) LEASES. Seller shall obtain all necessary consents required to transfer all Leases, Permits and any other property right associated with the Assets and requiring the consent of another Person. Seller agrees to advise Buyer promptly in writing with respect to any Lease, Permit or other property right, which it knows or has reason to believe will not receive any Required Consent. To the extent that assignment by Seller to Buyer of any Lease is not permitted or is not permitted without the consent of another Person, this Agreement will not be deemed to constitute an undertaking to assign such Lease if such consent is not given or if such an undertaking otherwise would constitute a breach of, or cause a loss of benefits under, such Lease. Additionally, Seller shall use commercially reasonable efforts to obtain and deliver to Buyer estoppel certificates from landlords, licensors and other third parties reasonably requested by Buyer, in such form as provided by Buyer.

         6.15     PERMITS AND CONSENTS.

                  (a) Prior to Closing, Seller and Buyer shall use commercially reasonable efforts to (i) obtain all approvals, consents, ratifications, waivers, or authorizations if any, of any Person not a party to this Agreement which are required to transfer any of the Assets, including the Licensed Intellectual Property, to Buyer (collectively, the "Required Consents"), (ii) obtain all Permits and Environmental Permits, if any, necessary to transfer the Assets to Buyer (collectively, the "Transfer Permits"); (iii) transfer to Buyer all Transferable Permits; and (iv) obtain all Permits and Environmental Permits, other than the Transferable Permits, necessary for Buyer's lawful operation of the Assets following the Effective Time in substantially the same manner as presently operated by Seller (collectively, the "New Permits"); provided, however, that Seller shall not be required to pay any consideration or suffer any financial disadvantages to obtain such Required Consents, Transfer Permits, Transferable Permits and/or New Permits. Prior to Closing, Buyer shall cooperate with Seller to obtain all Required Consents, Transfer Permits and Transferable Permits, and shall obtain all New Permits, and Seller shall cooperate with Buyer to obtain all New Permits. To the extent that any Required Consent is not capable of being assigned, transferred, subleased or sublicensed without the consent of, or waiver by, any other party thereto or any other Person, or if such assignment, transfer, sublease or sublicense or attempted assignment, transfer, sublease or sublicense would constitute a breach thereof or a violation of any Legal Requirement, this Agreement shall not constitute an assignment, transfer, sublease or sublicense, or an attempted assignment, transfer, sublease or sublicense thereof.

                  (b) In the event that Seller is unable to obtain any Required Consent prior to Closing, either (i) Seller shall retain such Asset or Licensed Intellectual Property, as the case may be, and shall enter into an arrangement with Buyer to provide Buyer with the benefits of such Asset or Licensed Intellectual Property, as the case may be, provided Buyer shall be liable for and perform Seller's obligations and responsibilities arising in connection with such Asset or Licensed Intellectual Property, as the case may be, after the Closing Date until such Asset or Licensed Intellectual Property, as the case may be, is assigned to Buyer or the right to use such Asset or Licensed Intellectual Property, as the case may be, expires in accordance with the terms applicable to such Asset or Licensed Intellectual Property, or (ii) Seller and Buyer shall enter into a mutually acceptable agreement that allows Buyer to enjoy the benefits of such Asset or Licensed Intellectual Property, as the case may be, for which such Required Consent has not been obtained; provided, however, Buyer shall promptly pay Seller's costs of satisfying any obligations and responsibilities accruing under such Asset or Licensed Intellectual Property, as the case may be, that Buyer would have otherwise incurred if the Required Consents had been obtained and Buyer shall promptly reimburse Seller or its Affiliates, as the case may be, for their fully loaded personnel costs, as further described in the Transition Services Agreement attached hereto, incident to administering the obligations and responsibilities underlying such Assets or Licensed Intellectual Property.

                  (c) Seller shall continue after Closing to use commercially reasonable efforts to obtain Required Consents that were not obtained prior to Closing. Seller's duty to use these efforts as to Required Consents that are not material shall expire 90 days following Closing, but Seller shall continue to satisfy its obligations under Section 6.15(b) as to these non-material Required Consents.

         6.16 ONGOING LITIGATION. Buyer and Seller shall make commercially reasonable efforts to cooperate in the prosecution or defense of the matters set forth Section 4.10 of the Disclosure Schedule, and shall take any actions reasonably requested by the other Party or its Affiliates relating to such prosecution or defense, including providing such personnel and records reasonably requested by such Party. Buyer shall be entitled to be reimbursed for any reasonable out-of-pocket costs and expenses authorized in advance by and incurred in connection with assisting Seller and its Affiliates in connection with this Section 6.16.

         6.17 BONDS, LETTERS OF CREDIT AND GUARANTIES. At the Effective Time, Buyer will assume all obligations for bonding for state motor fuel tax purposes with respect to the operation of the Assets by Buyer after the Effective Time.
Section 6.17 of the Disclosure Schedule lists the motor fuel tax bonds that Seller currently has in place. Within 30 days of the Effective Time, Seller will terminate the letters of credit and guaranties that are listed in Section 6.17 of the Disclosure Schedule and Buyer will assume all obligations to replace such letters of credit, surety bonds and guaranties as the counterparties thereto require.

         6.18 C STORES ASPA. In the event the transactions contemplated by the C Stores ASPA fail to close simultaneously with the Closing for any reason, (a) Buyer shall, and Williams Guarantor shall cause Williams Express, Inc. to, at the Closing, enter into a supply agreement between Buyer and Williams Express, Inc. with terms that are substantially similar to those terms contained in that certain supply agreement dated April 1, 2003, between Seller and Williams Express, Inc. attached hereto as EXHIBIT Q (the "Supply Agreement"), and (b) Buyer shall use commercially reasonable efforts to locate another purchaser ("New C Stores Purchaser") for the convenience stores and related assets described in the C Stores ASPA (the "C Stores Assets") on or before the first anniversary of the Effective Time. If the New C Stores Purchaser is acceptable to Williams Guarantor acting reasonably, Williams Guarantor shall cause Williams Express, Inc. to enter into an asset purchase and sale agreement relating to the C Stores Assets with terms substantially similar as those contained in the C Stores ASPA (the "New C Stores ASPA") with the New C Stores Purchaser. The Parties agree that the New C Stores Purchaser shall be subject to the aggregate indemnity provisions covering this Agreement, the C Stores ASPA and Buyer shall cause the New C Stores Purchaser to enter into a New C Stores ASPA with such provisions. In the event that the highest price that a New C Stores Purchaser is willing to pay for the C Stores Assets is less than the purchase price provided for in the C Stores ASPA, Buyer shall pay Williams Express, Inc. the difference between the purchase price provided for in the C Stores ASPA and the purchase price provided for in the New C Stores ASPA upon the closing of the transactions contemplated in the New C Stores ASPA. In addition, for a period of 365 days beginning at the Effective Time, Buyer shall have the option to purchase the C Stores Assets on substantially the same terms and conditions contained in the C Stores ASPA (including the aggregate indemnity provisions covering this Agreement and the C Stores ASPA) for the purchase price set forth in the C Stores ASPA (the "C Stores Option"). In the event that neither (x) the transaction contemplated in subsection (b) of this Section 6.18 has been consummated as described in this Section 6.18 nor (y) Buyer has exercised the C Stores Option, then on the first anniversary of the Effective Time, Buyer shall pay Williams Express, Inc. $8,000,000 by wire transfer of immediately available funds to such account as Williams Express, Inc. shall designate; provided, however, that in no event shall Buyer be required to pay, or shall Williams Express, Inc. be entitled to receive, such $8,000,000 if the transactions contemplated by the C Stores ASPA or the New C Stores ASPA failed to close due to a breach by Williams Express, Inc. or Williams Guarantor of any of their respective representations or warranties contained in this Agreement, the C Stores ASPA or the New C Stores ASPA or due to Williams Express, Inc.'s or Williams Guarantor's failure to perform any of their respective covenants or agreements under this Agreement, the C Stores ASPA or the New C Stores ASPA. If the C Stores Assets have not been purchased by a New C Stores Purchaser or the C Stores Option has not been exercised on or before a date within the first anniversary of the Effective Time, Williams Express, Inc. shall be free to sell the C Stores Assets at and in its sole and absolute discretion; provided, however, Williams Guarantor shall cause Williams Express, Inc. to cause any sale(s) of the C Store Assets to be contingent upon the execution of an agreement with substantially similar terms as contained in the Supply Agreement by the purchaser(s) of the C Store Assets if such purchaser(s) intend(s) to remain in the fuel retailing business.

         6.19 IP SIDE AGREEMENT. Simultaneously with the execution of this Agreement, Seller and Buyer shall enter into the side agreement of even date herewith attached hereto as EXHIBIT R (the "IP Side Agreement").

                                  ARTICLE VII.
                                   CONDITIONS

         7.1 CONDITIONS TO CLOSING OBLIGATIONS OF BUYER. Buyer's obligation to effect the transactions contemplated by this Agreement is subject to the satisfaction, or waiver (by Buyer), at or prior to the Closing Date of each of the following conditions:

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each representation and warranty set forth in Article IV (excluding the representation and warranties in Section 4.21), hereof must have been accurate and complete in all material respects (except as to the representations and warranties already qualified as to materiality, which must be accurate and complete in all respects) on the date of this Agreement and as of the Closing Date, as if made on the Closing Date. Each representation and warranty set forth in Section 4.21 hereof must have been accurate and complete in all material respects (except as to the representations and warranties already qualified as to materiality, which must be accurate and complete in all respects) on the date of this Agreement and as of the Closing Date, as if made on the Closing Date.

                  (b) COMPLIANCE WITH OBLIGATIONS. Seller shall have performed and complied with all covenants and agreements to be performed or complied with at or prior to Closing (singularly or in the aggregate) in all material respects. Williams Guarantor shall have performed and complied with all of its covenants and agreements to be performed or complied with at or prior to Closing (singularly or in the aggregate) in all material respects.

                  (c) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement there shall have been no Material Adverse Change with respect to Seller, Williams Guarantor or the Assets.

                  (d) PERMITS. All Transferable Permits either shall have been transferred to Buyer or Seller and Buyer shall have entered into a mutually acceptable agreement that allows Buyer to enjoy the benefits of the Transferable Permits that have not been transferred, and all Transfer Permits shall have been obtained on or before the Closing Date. In addition, no Governmental Authority shall have refused or indicated that it is likely to refuse to provide (by transfer, assignment, or otherwise) any of the New Permits necessary to allow Buyer to operate the Assets after the Effective Time.

                  (e) CONSENTS; HSR ACT. Seller shall have furnished to Buyer copies of any Required Consents obtained by Seller prior to Closing, and Seller and Buyer shall have entered into any agreements required by Sections 6.15(b) and 6.18. The waiting period required by the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

                  (f) NO GOVERNMENT ACTION OR ACTION; PROHIBITION BY LEGAL REQUIREMENT. There shall have been no Governmental Action or Action pending, threatened, issued or in effect (i) seeking to restrain or prohibit, or restraining or prohibiting the transactions contemplated by this Agreement, (ii) seeking to cause or causing any of the transactions contemplated by this

Agreement to be rescinded following consummation, or (iii) materially adversely affecting or which is likely to materially adversely affect the right of Buyer to own the Assets. There shall have been no Legal Requirement enacted or promulgated, or proposed to be enacted or promulgated, by any Governmental Authority of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement or makes such transactions illegal or invalid.

                  (g) CLOSING OBLIGATIONS AND DELIVERIES. Seller and Williams Guarantor shall have delivered, or caused to be delivered to Buyer at the Closing, each of the Closing deliveries described in Section 8.2(a) and (b) hereof.

                  (h) TAPS. There shall have been a waiver by all holders of, or expiration of, the initial 45-day period relating to the preferential purchase right in Section 7.2(a) of the TAPS Agreement. The parties agree that this condition will be met upon: (i) receipt of notice from each of the other owners of an interest in TAPS (the "TAPS Owners") irrevocably stating that they will not exercise the right to purchase the WAPCO Interests or any portion thereof, or providing a waiver that would permit the transfer to occur prior to the 45-day waiting period during which the TAPS Owners have the right to exercise the preferential right to purchase such interest, or (ii) the passage of 45 days from the date of notice to the TAPS Owners with no action by the TAPS Owners.

                  (i) 10 YEAR ROYALTY OIL CONTRACT WITH THE STATE OF ALASKA. Buyer or its Affiliate shall have entered into a 10 year royalty oil contract with the State of Alaska that has received legislative approval and has been signed by the Governor of Alaska, with provisions satisfactory to Buyer in its sole and absolute discretion.

                  (j) TAX CERTIFICATES. Buyer shall have received from Seller, in a form reasonably satisfactory to Buyer, a statement satisfying Buyer's obligations under Treasury Regulation Section 1.1445-2(b)(2).

                  (k) NORTH POLE REFINERY LEASE. Seller shall have purchased the land underlying the North Pole refinery and provided Buyer with good and marketable title in such land as a part of the Assets as of the Effective Time, without any Liens (other than Permitted Liens), or Buyer shall otherwise be satisfied that such purchase will occur within a reasonable period of time after Closing.

                  (l) HEDGES WITH J ARON AND MORGAN STANLEY. Seller shall have provided Buyer with consents from J Aron and Morgan Stanley permitting the assignment of Seller's hedge contracts with J Aron and Morgan Stanley to Buyer as of the Effective Time.

         7.2 CONDITIONS TO CLOSING OBLIGATIONS OF SELLER. Seller's obligation to effect the transactions contemplated by this Agreement is subject to the satisfaction, or waiver (by Seller) at or prior to the Closing Date of each of the following conditions:

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each representation and warranty set forth in Article V hereof must have been accurate and complete in all material respects (except as to the representations and warranties already qualified as to materiality, which must be accurate and complete in all respects) on the date of this Agreement and as of the Closing Date.

                  (b) COMPLIANCE WITH OBLIGATIONS. Buyer shall have performed and complied with all of its covenants and agreements to be performed or complied with at or prior to Closing (singularly or in the aggregate) in all material respects.

                  (c) NO GOVERNMENTAL ACTION. There shall have been no Governmental Action or Action issued and in effect restraining or prohibiting any of the transactions contemplated by this Agreement.

                  (d) PROHIBITION BY LEGAL REQUIREMENT. There shall have been no Legal Requirement enacted or promulgated by any Governmental Authority of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement or makes such transactions illegal or invalid.

                  (e) HSR ACT. The waiting period required by the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

                  (f) BUYER'S CREDIT RATING. Buyer shall have an issuer credit rating of at least "A" from Standard & Poors and Moody's Investor Services on the Closing Date, or shall have delivered Seller a written guaranty of Buyer's obligations under this Agreement through the Closing Date from an Affiliate with such credit rating or better.

                  (g) CLOSING OBLIGATIONS AND DELIVERIES. Buyer shall have delivered, or caused to be delivered, to Seller at the Closing, the Closing deliveries described in Section 8.2(c) hereof.

                  (h) GUARANTY RELATING TO HOLIDAY ALASKA, INC. Buyer shall have delivered a written guaranty for up to $8,000,000 relating to Holiday Alaska, Inc.'s indemnity obligations under the C Stores ASPA to Seller; provided, however, in the event that Buyer does not have an issuer credit rating of at least "A" from Standard & Poors and Moody's Investor Services on the Closing Date, Buyer shall have delivered Seller a written guaranty relating to Holiday Alaska, Inc.'s indemnity obligations under the C Stores ASPA from an Affiliate with such credit rating or better.

                                  ARTICLE VIII.
                                     CLOSING

         8.1 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Seller on the last Business Day of the month in which all conditions to Closing contained in Articles VII and VIII have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing), or at such other time and place as the Parties may mutually agree (the "Closing Date").

         8.2 CLOSING OBLIGATIONS. At the Closing:

                  (a) Pursuant to the terms of this Agreement, Seller shall sell, assign, transfer and convey to Buyer all of its right, title and interest in and to the Assets, free and clear of all Liens, except for Permitted Liens. Such sale, assignment, transfer and conveyance shall be effected or evidenced by delivery by Seller to Buyer of appropriate deeds, bills of sale, assignments and other documents as Buyer may reasonably require in form and substance reasonably acceptable to Buyer and Seller, and shall be dated to effect transfer as of the Effective Time. Such documents shall include:

                           (i) a certificate of the Secretary or other
appropriate officer of Seller dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer certifying: (A) that resolutions of the Boards of Directors of Seller authorize the execution and performance of this Agreement, the ancillary agreements and the consummation of the transactions contemplated hereby and thereby and that such resolutions have not been rescinded or amended, are true and complete and in full force and effect;
(B) that resolutions of (and, if any, consents of) the shareholders of Seller authorize the execution and performance of this Agreement, all other ancillary agreements and the consummation of the transactions contemplated hereby and thereby and that such resolutions have not been amended or rescinded, are true and complete and in full force and effect; and (C) as to the incumbency of the officers of Seller executing this Agreement and/or any related agreement, and including specimen signatures;

                           (ii) an Officer's Certificate, substantially in the
form of EXHIBIT S, duly executed by a Responsible Officer of Seller, to the effect that each condition specified in Section 7.1, except that contained in
Section 7.1(i), has been satisfied;

                           (iii) a Transition Services Agreement, substantially
in the form of EXHIBIT K hereto signed by a Responsible Officer of Seller;

                           (iv) the Environmental Insurance Policy described in
Section 6.11;

                           (v) any Required Consents obtained by Seller prior to
the Closing Date or such other documentation evidencing the Parties obligations with regards to any Contract for which a Required Consent has not been obtained as required pursuant to Section 6.15(b);(vii) a certificate of existence and good standing issued by the State of Alaska issued as of a recent date by the Secretary of the State, together with a bring-down of such good standing as of the Closing Date; and

                           (vi) such other certificates, instruments and
documents as may be called for under this Agreement or as Buyer shall reasonably request.

                  (b) Williams Guarantor shall deliver, or cause to be delivered, unless waived by Buyer, the following to Buyer:

                           (i) a certificate of the Secretary or other
appropriate officer of Williams Guarantor, dated as of the Closing Date, certifying: (A) that resolutions of the Board of Directors of Williams Guarantor authorize the execution and performance of this Agreement, the Williams Guaranty and the transactions contemplated hereby and thereby, and that such resolutions have not been rescinded or amended, are true and complete and in full force and effect; and (B) as to the incumbency of the officers of the Williams Guarantor executing this Agreement and the Williams Guaranty and any other related agreement, and including specimen signatures;

                           (ii) a certificate of existence and good standing
issued by the State of Delaware issued as of a recent date by the Secretary of the State of the State of Delaware, together with a bring-down of such good standing as of the Closing Date;

                           (iii) the performance guaranty in the form as
specified in EXHIBIT T (the "Williams Guaranty"); and

                           (iv) such other certificates and documents as may be
called for under this Agreement or as Buyer shall reasonably request.

                  (c) Buyer shall deliver, or cause to be delivered, unless waived by Seller, the following to Seller:

                           (i) a certificate of the Secretary or other
appropriate officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller certifying: (A) that resolutions of the Board of Managers of Buyer authorize the execution and performance of this Agreement and the transactions contemplated hereby and that they have not been amended or rescinded, are true and complete and in full force and effect; (B) that resolutions of the members of Buyer authorize the execution and performance of the Agreement and the transactions contemplated hereby and that such resolutions have not been rescinded or amended, are true and complete and in full force and effect; and (C) as to the incumbency of the officers of Buyer executing this Agreement and/or any related agreement and including specimen signatures;

                           (ii) an Officer's Certificate, substantially in the
form of EXHIBIT U, duly executed by a Responsible Officer of Buyer, to the effect that each condition specified in Section 7.2 has been satisfied;

                           (iii) a Transition Services Agreement in the form of
EXHIBIT K hereto signed by a Responsible Officer of Buyer;

                           (iv) to the extent required by Section 7.2(f), a
performance guaranty of an Affiliate of Buyer in the form specified in EXHIBIT
V;

                           (v) a guaranty for up to $8,000,000 relating to
Holiday Alaska, Inc.'s indemnity obligations under the C Stores ASPA as required pursuant to Section 7.2(h) in the form specified in EXHIBIT W; and

                           (vi) such other certificates and documents as may be
called for under this Agreement or as Seller shall reasonably request.

                                   ARTICLE IX.
                                   TERMINATION

         9.1 TERMINATION RIGHTS. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing Date:

                  (a) By written consent of the Parties and Williams Guarantor;

                  (b) By Seller or Buyer if (i) the Closing has not occurred on or before February 29, 2004 (provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); or (ii) if any Governmental Authority shall have issued an order, decree or ruling or taken any other action
(x) permanently restraining, enjoining or otherwise prohibiting the Closing or
(y) conditioning the Closing in a manner reasonably unacceptable to Seller or Buyer, and in either case, such order, decree, ruling or other action shall have become final and non-appealable;

                  (c) By Buyer, by giving written notice to Seller at (i) any time within 30 days after any equity owner of TAPS exercises its preferential purchase right with respect to Williams Alaska Pipeline Company, L.L.C.'s equity interest in TAPS; or (ii) any time prior to the Closing, if Seller has breached any of its representations, warranties or covenants contained in this Agreement in any material respect, which breach (x) has continued without cure for a period of twenty (20) days following written notice thereof by Buyer to Seller and (y) would result in a condition to Closing set forth in Section 7.1 not being satisfied (which condition has not been waived by Buyer in writing); or

                  (d) By Seller, by giving written notice to Buyer at (i) any time after December 17, 2003, but before Buyer has notified Seller that Buyer or its Affiliate has entered into a crude oil purchase agreement with the State of Alaska that will be presented to the legislature for approval, or that Buyer waives the condition to Closing described in Section 7.1(i), or (ii) any time prior to the Closing, if Buyer has breached any of its respective representations, warranties or covenants contained in this Agreement in any material respect, which breach (x) has continued without cure for a period of twenty (20) days following written notice thereof by Seller to Buyer and (y) would result in a condition to Closing set forth in Section 7.2 not being satisfied (which condition has not been waived by Seller in writing).

         9.2 EFFECT OF TERMINATION. If this Agreement is terminated by a Party pursuant to the provisions of Section 9.1, this Agreement shall forthwith become void and of no further force and effect and there shall be no Liability on the part of any Party hereto or Williams Guarantor, except that the obligations of Buyer relating to "Confidential Information" in Section 6.3 and the



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agreements contained in Sections 6.1, 6.5, 9.2, and 11.1 shall continue pursuant to their terms; provided, however, that a termination of this Agreement shall not relieve any Party or Williams Guarantor from any liability for Damages incurred as a result of a breach by such Party or Williams Guarantor, as the case may be, of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination (including without limitation, Seller's and Buyer's rights to liquidated damages in certain events as provided in Section 9.3 below).

         9.3 LIQUIDATED DAMAGES. If either Seller or Buyer fails to close the transactions contemplated by this Agreement following the receipt of all authorizations, waivers, consents and approvals of any Governmental Authority, for any reason except pursuant to an express right to do so as provided in this Agreement, or fails to use its commercially reasonable efforts to satisfy all conditions to Closing set forth in this Agreement, the Party failing to close or failing to use such commercially reasonable efforts shall pay the other Party $10,000,000 as the sole and exclusive remedy available to such Party or Williams Guarantor, as the case may be, for such failure to close or to use commercially reasonable efforts. Such payment will be by wire transfer of immediately available funds immediately upon demand from the other Party and without any right of setoff. Upon payment of such amount, each Party and Williams Guarantor shall be fully released and discharged from any and all Liabilities resulting from its failure to close the transactions contemplated by this Agreement and for any breach of the terms of this Agreement giving rise thereto.

                                   ARTICLE X.
                     INDEMNIFICATION AND THIRD PARTY CLAIMS

         10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The representations, warranties, covenants and obligations of Seller, Williams Guarantor and Buyer contained in this Agreement shall survive the Closing as set forth in this Article X. Covenants and obligations shall survive until fully performed. The representations and warranties of Seller, Williams Guarantor and Buyer shall survive for a period of three (3) years after the Effective Time; except that:

                  (a) the representations and warranties of (i) Seller contained in Sections 4.1 (Organization; Authority), 4.2 (Validity and Binding Effect), 4.5(a) (Title to Assets), (ii) Williams Guarantor contained in Sections 4.21(a) (Organization and Standing) and 4.21(b) (Authority and Binding Obligation), and
(iii) Buyer contained in Sections 5.1 (Organization), 5.2 (Authority) and 5.3 (Validity and Binding Effect) shall survive for the statute of limitations applicable to breach of written contracts;

                  (b) the representations and warranties of Seller contained in
Section 4.11 (Environmental Matters) shall survive for a period of ten (10) years after the Effective Time; and

                  (c) the representations and warranties of Seller contained in
Section 4.15 (Taxes) shall survive until ninety (90) days following the expiration of the applicable statute or similar period of limitations (after giving effect to any extensions or waivers);

it being understood that in the event notice of any Claim for indemnification under Section 10.2 (a)(i) or Section 10.2(b)(i) shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification Claim shall survive with respect to such Claim until such time as such Claim is finally resolved.

         10.2 INDEMNIFICATION.

                  (a) INDEMNIFICATION BY SELLER. FROM AND AFTER THE EFFECTIVE TIME, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER SHALL INDEMNIFY, DEFEND AND HOLD BUYER, ANY AFFILIATES OF BUYER, AND THEIR RESPECTIVE SHAREHOLDERS, PARTNERS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EMPLOYEES, AGENTS AND ASSIGNS (EACH, A "BUYER INDEMNIFIED PARTY") HARMLESS, FROM AND AGAINST ANY AND ALL DAMAGES INCURRED BY ANY BUYER INDEMNIFIED PARTY IN CONNECTION WITH OR ARISING OR RESULTING FROM ANY ONE OR MORE OF THE FOLLOWING:

                           (i) ANY MISREPRESENTATION OR BREACH OF ANY
REPRESENTATION OR WARRANTY OR NONFULFILLMENT OF ANY COVENANT OR OBLIGATION OF SELLER OR WILLIAMS GUARANTOR UNDER THIS AGREEMENT OR ANY MISREPRESENTATION IN ANY STATEMENT, DOCUMENT, SCHEDULE, EXHIBIT OR CERTIFICATE FURNISHED OR TO BE FURNISHED TO BUYER PURSUANT TO THIS AGREEMENT;

                           (ii) SELLER'S OBLIGATIONS UNDER SECTION 6.7 (EMPLOYEE
MATTERS);

                           (iii) THE POSSESSION, OWNERSHIP, USE, OR OPERATION OF
THE ASSETS PRIOR TO THE EFFECTIVE TIME, EXCEPT THAT SELLER SHALL HAVE NO DUTY TO INDEMNIFY UNDER THIS SECTION 10.2(a)(III) (A) WITH RESPECT TO BUYER'S OBLIGATIONS UNDER SECTIONS 10.2(b)(II), 10.2(b)(v)(C) AND 10.2(b)(v)(D), (B) TO THE EXTENT THAT DAMAGES ARE CAUSED OR CONTRIBUTED TO BY BUYER'S OPERATIONS, ACTIONS OR OMISSIONS AFTER THE EFFECTIVE TIME AND/OR (C) WITH RESPECT TO ANY ENVIRONMENTAL CLAIM (ENVIRONMENTAL CLAIMS, WITH THE EXCEPTION OF BREACHES OF REPRESENTATIONS AND WARRANTIES, ARE COVERED EXCLUSIVELY BY THE PROVISIONS OF
SECTION 10.2(a)(IV));

                           (iv) EXCEPT TO THE EXTENT THAT DAMAGES ARE CAUSED OR
CONTRIBUTED TO BY BUYER'S OPERATIONS, ACTIONS OR OMISSIONS AFTER THE EFFECTIVE TIME, THE FOLLOWING ENVIRONMENTAL MATTERS (HEREIN "ENVIRONMENTAL CLAIM(s)"):

                                    (A) ANY ENVIRONMENTAL CONDITION EXISTING
PRIOR TO THE EFFECTIVE TIME, AT, ON OR UNDER OR ARISING, EMANATING, OR FLOWING FROM ANY OF THE ASSETS, OR FROM THE PROPERTY UNDERLYING THE REAL PROPERTY, WHETHER KNOWN OR UNKNOWN AS OF THE EFFECTIVE TIME, INCLUDING ANY LOSS, PROPERTY DAMAGE, NATURAL RESOURCE DAMAGE, INJURY TO, OR DEATH OF ANY THIRD-PARTY ARISING THEREFROM, BUT EXCLUDING (i) ANY AND ALL COSTS OF CLEANUP, MONITORING, CORRECTIVE ACTIONS AND COMPLIANCE WITH REGULATIONS INCURRED AFTER THE EFFECTIVE TIME WITH RESPECT TO THE MATTERS SET FORTH ON SECTION 10.2(a)(iv) OF THE DISCLOSURE SCHEDULE AND (ii) ANY COSTS OF INSTALLING AIR POLLUTION CONTROL EQUIPMENT, MAKING OTHER CAPITAL CHANGES OR RESPONDING TO INFORMATION REQUESTS REQUIRED BY THE ENVIRONMENTAL PROTECTION AGENCY PURSUANT TO ANY ENFORCEMENT PROCEEDINGS OR ACTIONS RELATING TO COMPLIANCE WITH CLEAN AIR ACT NEW SOURCE REVIEW OR PREVENTION OF SIGNIFICANT



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
DETERIORATION REQUIREMENTS APPLICABLE TO THE ASSETS ("BUYER'S NSR/PSD ENVIRONMENTAL OBLIGATIONS");

                                    (B) LOSS, PROPERTY DAMAGE, NATURAL RESOURCE
DAMAGE, INJURY TO, OR DEATH OF ANY THIRD-PARTY ARISING OUT OF OR RELATED TO ANY ENVIRONMENTAL CONDITION TO THE EXTENT (i) NOT LOCATED ON THE ASSETS OR THE PROPERTY UNDERLYING THE REAL PROPERTY AND (II) EXISTING PRIOR TO THE EFFECTIVE TIME;

                                    (C) PAYMENT OF PENALTIES AND FINES ASSESSED
OR IMPOSED BY ANY GOVERNMENTAL AUTHORITY ARISING OUT OF OR RELATED TO ANY ENVIRONMENTAL CONDITION EXISTING PRIOR TO THE EFFECTIVE TIME; AND

                                    (D) ANY DAMAGES THAT ARISE, DIRECTLY OR
INDIRECTLY, FROM THE RELEASE, GENERATION, USE, PRESENCE, STORAGE, TREATMENT AND/OR RECYCLING OF ANY HAZARDOUS MATERIALS OR PETROLEUM PRODUCTS BY SELLER OR FROM THE POSSESSION, USE, OWNERSHIP, OR OPERATION OF THE ASSETS PRIOR TO THE EFFECTIVE TIME, OR BY A THIRD PARTY IF ANY SUCH HAZARDOUS MATERIALS OR PETROLEUM PRODUCTS WERE GENERATED OR USED BY SELLER, INCLUDING ANY DAMAGES ARISING FROM HAZARDOUS MATERIALS OR PETROLEUM PRODUCTS THAT HAVE BEEN TRANSPORTED OR OTHERWISE REMOVED FROM THE REAL PROPERTY TO AN OFFSITE LOCATION PRIOR TO THE EFFECTIVE TIME AND/OR RELEASED DURING TRANSPORT TO AN OFFSITE LOCATION PRIOR TO THE EFFECTIVE TIME, BUT EXCLUDING (i) ANY AND ALL COSTS OF CLEANUP, MONITORING, CORRECTIVE ACTIONS OR COMPLIANCE WITH REGULATIONS INCURRED AFTER THE EFFECTIVE TIME WITH RESPECT TO THE MATTERS SET FORTH ON SECTION 10.2(a)(iv) OF THE DISCLOSURE SCHEDULE AND (ii) ANY BUYER'S NSR/PSD ENVIRONMENTAL OBLIGATIONS;

                           (v) THE EXCLUDED ASSETS; AND

                           (vi) THE ENFORCEMENT OF INDEMNIFICATION RIGHTS UNDER
THIS SECTION 10.2(a).

                  (b) INDEMNIFICATION BY BUYER. FROM AND AFTER THE EFFECTIVE TIME, TO THE FULLEST EXTENT PERMITTED BY LAW, BUYER SHALL INDEMNIFY, DEFEND AND HOLD SELLER, ANY AFFILIATES OF SELLER, AND THEIR RESPECTIVE SHAREHOLDERS, PARTNERS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EMPLOYEES, AGENTS AND ASSIGNS (EACH, A "SELLER INDEMNIFIED PARTY") HARMLESS, FROM AND AGAINST ANY AND ALL DAMAGES INCURRED BY ANY SELLER INDEMNIFIED PARTY IN CONNECTION WITH OR ARISING OR RESULTING FROM ANY ONE OR MORE OF THE FOLLOWING:

                           (i) ANY MISREPRESENTATION OR BREACH OF ANY
REPRESENTATION OR WARRANTY OR NONFULFILLMENT OF ANY COVENANT OR OBLIGATION OF BUYER UNDER THIS AGREEMENT OR ANY MISREPRESENTATION IN ANY STATEMENT, DOCUMENT OR CERTIFICATE FURNISHED OR TO BE FURNISHED TO SELLER PURSUANT TO THIS AGREEMENT;

                           (ii) BUYER'S OBLIGATIONS UNDER SECTION 6.7 (EMPLOYEE
MATTERS) AND SECTION 6.9(a) (TRANSFER TAXES);

                           (iii) BUYER'S OBLIGATIONS UNDER SECTION 6.15(b);

                           (iv) THE POSSESSION, OWNERSHIP, USE OR OPERATION OF
THE ASSETS AFTER THE EFFECTIVE TIME, EXCEPT THAT BUYER SHALL HAVE NO DUTY TO INDEMNIFY UNDER THIS SECTION 10.2(b)(iv) (A) TO THE EXTENT THAT DAMAGES ARE CAUSED OR CONTRIBUTED TO BY SELLER'S OPERATIONS, ACTIONS OR OMISSIONS BEFORE THE EFFECTIVE TIME AND/OR (B) WITH RESPECT TO ANY ENVIRONMENTAL CONDITION (ENVIRONMENTAL CONDITIONS ARE COVERED EXCLUSIVELY BY THE PROVISIONS OF SECTION 10.2(b)(v));

                           (v) (A) EXCEPT TO THE EXTENT THAT DAMAGES ARE CAUSED
OR CONTRIBUTED TO BY SELLER'S OPERATIONS, ACTIONS OR OMISSIONS BEFORE THE EFFECTIVE TIME, THE FOLLOWING ENVIRONMENTAL MATTERS (HEREIN "ENVIRONMENTAL CLAIM(s)"), ANY ENVIRONMENTAL CONDITION AT, ON OR UNDER OR ARISING OR EMANATING FROM ANY OF THE ASSETS ARISING FROM BUYER'S OWNERSHIP, USE OR OPERATION OF THE ASSETS AFTER THE EFFECTIVE TIME, INCLUDING ANY LOSS, PROPERTY DAMAGE, NATURAL RESOURCE DAMAGE, INJURY TO, OR DEATH OF ANY THIRD-PARTY ARISING THEREFROM, (B) EXCEPT TO THE EXTENT THAT DAMAGES ARE CAUSED OR CONTRIBUTED TO BY SELLER'S OPERATIONS, ACTIONS OR OMISSIONS BEFORE THE EFFECTIVE TIME, ANY DAMAGES THAT ARISE, DIRECTLY OR INDIRECTLY, FROM THE RELEASE, GENERATION, USE, PRESENCE, STORAGE, TREATMENT AND/OR RECYCLING OF ANY HAZARDOUS MATERIALS OR PETROLEUM PRODUCTS BY BUYER OR FROM THE POSSESSION, USE, OWNERSHIP, OR OPERATION OF THE ASSETS AFTER THE EFFECTIVE TIME, OR BY A THIRD PARTY IF ANY SUCH HAZARDOUS MATERIALS OR PETROLEUM PRODUCTS WERE GENERATED OR USED BY BUYER, INCLUDING ANY DAMAGES ARISING FROM HAZARDOUS MATERIALS OR PETROLEUM PRODUCTS THAT HAVE BEEN TRANSPORTED OR OTHERWISE REMOVED FROM THE REAL PROPERTY TO AN OFFSITE LOCATION AFTER THE EFFECTIVE TIME AND/OR RELEASED DURING TRANSPORT TO AN OFFSITE LOCATION AFTER THE EFFECTIVE TIME, (C) ANY AND ALL COSTS OF CLEANUP, MONITORING, CORRECTIVE ACTIONS AND COMPLIANCE WITH REGULATIONS INCURRED AFTER THE EFFECTIVE TIME WITH RESPECT TO THE MATTERS SET FORTH ON SECTION 10.2(a)(iv) OF THE DISCLOSURE SCHEDULE AND (D) BUYER'S NSR/PSD ENVIRONMENTAL OBLIGATIONS; AND

                           (vi) THE ENFORCEMENT OF INDEMNIFICATION RIGHTS UNDER
THIS SECTION 10.2(b).

         10.3 INDEMNIFICATION PROCEDURES.

                  (a) INDEMNIFICATION PROCESS. The Person making a claim for indemnification under this Article X shall be, for the purposes of this Agreement, referred to as the "Indemnified Party" (provided that for the purpose of clause (iii) below such term shall refer to the party hereto to whom such Person is related for purposes of obtaining the benefits of this Article X) and the party or parties against whom such claims are asserted under this Article X shall be, for the purposes of this Agreement, referred to as the "Indemnifying Party." All claims by any Indemnified Party under this Article X shall be asserted and resolved as follows:

                           (i) NOTICE OF CLAIMS. In the event that (i) any claim
or Action is asserted or instituted against any Indemnified Party by any Person other than the Parties to this Agreement or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party for Damages under this Agreement (such claim, demand or Proceeding, a "Third Party Claim") or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified for Damages by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a "Direct Claim" and, together with Third Party Claims, "Claims"), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature of such Claim, the amount of Damages sought in such Claim, if known, and the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (a "Claim Notice"), provided that a delay or defect in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that (and only to the extent that) the Indemnifying Party demonstrates such failure shall have caused the Damages for which the Indemnifying Party is obligated to be greater than such Damages would have been had the Indemnified Party given the Indemnifying Party timely notice.

                           (ii) THIRD PARTY CLAIMS. In the event of a Third
Party Claim the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim and to appoint counsel of the Indemnifying Party's choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such Third Party Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); provided that such counsel is reasonably acceptable to the Indemnified Party, which approval shall not be unreasonably withheld. The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in such defense and make available to the Indemnifying Party all witnesses, records, materials, and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as may be reasonably requested by the Indemnifying Party, and in contesting any Action which the Indemnifying Party defends, or, if appropriate and related to the Action in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person. In the event the Indemnifying Party fails to assume the defense of such Third Party Claim within ten (10) days after receipt of notice thereof in accordance with the terms hereof, (A) the Indemnified Party against which such Third Party Claim has been asserted shall have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of, at the expense of and for the account and risk of the Indemnifying Party, and (B) the Indemnifying Party agrees to cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as may be reasonably requested by the Indemnified Party.

                           (iii) SETTLEMENT OF THIRD PARTY CLAIMS. In connection
with the settlement or compromise of any Third Party Claim, the Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), (A) settle or compromise any Third Party Claims or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim of all Indemnified Parties affected by such Third Party Claim or (B) settle or compromise any Third Party Claim if the settlement or compromise imposes equitable remedies or obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder or (C) settle or compromise any Third Party Claim if the Indemnified

Party will be required to make any payment with respect to such compromise or settlement due to the application of the limitations of Section 10.4. No Third Party Claim which is being defended in good faith by the Indemnifying Party or which is being defended by the Indemnified Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, if a Third Party Claim is being defended by an Indemnified Party pursuant to the last sentence of clause (ii) above (unless the Indemnifying Party and Indemnified Party mutually agree that the Indemnified Party shall defend such Third Party Claim), the limitations on the Indemnified Party's right to settle or compromise set forth in this clause (iii) shall not apply to such Indemnified Party, unless the Indemnifying Party has been advancing (in a timely manner) payment of such Indemnified Party's costs and expenses associated with such defense upon demand therefor by the Indemnified Party (subject to the undertaking of the Indemnified Party to reimburse such advances in the event such costs of defense are not ultimately to be indemnifiable under this Article X).

                  (b) REDUCTION OF DAMAGES. To the extent any Damages of an Indemnified Party are reduced by receipt of payment under insurance policies, which payments are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment, such payments (net of the expenses of the recovery thereof) (such net payment, a "Reimbursement") shall be credited against any such Damages; provided however, the pendency of such payments shall not delay or reduce the obligation of the Indemnifying Party to timely make payment to the Indemnified Party in respect of such Damages. The Indemnified Party shall use commercially reasonable efforts (but in no event shall the Indemnified Party be required to sue the insurer or its agent, unless the Indemnifying Party agrees to pay all reasonable costs and expenses in connection therewith, including reasonable attorneys' fees) to pursue payment under or from any insurer in respect of such Damages. If any Reimbursement is obtained subsequent to payment by an Indemnifying Party in respect of any Damages, such Reimbursement shall be promptly paid over to the Indemnifying Party.

                  (c) ACCESS. From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions, which will not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnifying Party will not, and shall require that its Representatives do not, use (except in connection with such Claim Notice) or disclose to any third Person other than the Indemnifying Party's Representatives (except as may be required by applicable Legal Requirement) any information obtained pursuant to this Section 10.3(c) which is designated as confidential by an Indemnified Party, unless such disclosure is required by the Indemnifying Party in defense of a Claim and such disclosure is authorized by Indemnified Party (which authorization shall not be unreasonably withheld if there is in place or will be put in place a protective order or agreement covering the use by the third party of any such disclosed confidential information).



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


                  (d) DEFINITION OF DAMAGES. "Damages" means all damages (including incidental and consequential damages and lost profits), losses (including any diminution of value), Liabilities, payments, amounts paid in settlement, obligations, remediation costs and expenses, natural resource damages, fines, interests, assessments, penalties, costs of burdens associated with performing injunctive relief, other costs (including reasonable fees and expenses of attorneys and consultants) of investigation, preparation, and litigation in connection with any Action, threatened Action or settlement, and other costs and expenses of any kind or nature whatsoever, whether known or unknown, contingent or vested, matured or unmatured, and whether or not resulting from third-party claims, strict liability claims, including those under Environmental Laws. Notwithstanding anything to the contrary in this Agreement, Damages shall expressly exclude punitive damages, exemplary damages and other penalty damages, unless arising out of a Third-Party Claim.

                  (e) BUYER CLAIMS ADMINISTRATOR. Buyer agrees that with respect to Claims for indemnification by any Buyer Indemnified Party pursuant to this Agreement, the C Stores ASPA, and the TAPS Purchase Agreement (provided that the transactions contemplated therein close with an Affiliate of Buyer purchasing the WAPCO Interests (as defined in the TAPS Purchase Agreement)), Buyer will act as the sole buyer claims administrator (the "Buyer Claims Administrator"). The Buyer Claims Administrator's responsibilities and obligations will include: (i) delivering any indemnification Claims by any Buyer Indemnified Party under this Agreement, the TAPS Purchase Agreement (if applicable) and the C Stores ASPA to the Seller Claims Administrator; (ii) monitoring all indemnification Claims brought by any Buyer Indemnified Party pursuant to this Agreement, the TAPS Purchase Agreement (if applicable) and the C Stores ASPA; (iii) keeping a running tally of all indemnification Claims made by any Buyer Indemnified Party under this Agreement, the TAPS Purchase Agreement (if applicable) and the C Stores ASPA for purposes of keeping the Seller Claims Administrator informed, on a monthly basis, with respect to the status of each indemnification Claim and the status of the Threshold, the Aggregate Cap, the Environmental Cap and the General Cap; and (iv) acting as a liaison between the Seller Claims Administrator and any Buyer Indemnified Party under this Agreement, the TAPS Purchase Agreement (if applicable) and the C Stores ASPA so that the Seller Claims Administrator does not need to interface with anyone other than the Buyer Claims Administrator in connection with Section 10.3 (Indemnification Procedures) of this Agreement or the corresponding provisions of the TAPS Purchase Agreement (if applicable) and the C Stores ASPA.

                  (f) SELLER CLAIMS ADMINISTRATOR. Williams Guarantor agrees that with respect to Claims for indemnification by any Seller Indemnified Party pursuant to this Agreement, the C Stores ASPA, and the TAPS Purchase Agreement (provided that the transactions contemplated therein close with an Affiliate of Buyer purchasing the WAPCO Interests (as defined in the TAPS Purchase Agreement)), Williams Guarantor will act as the sole seller claims administrator (the "Seller Claims Administrator"). The Seller Claims Administrator's responsibilities and obligations will include: (i) delivering any indemnification Claims by any Seller Indemnified Party under this Agreement, the TAPS Purchase Agreement (if applicable) and the C Stores ASPA to the Buyer Claims Administrator; (ii) monitoring all indemnification Claims brought by any Seller Indemnified Party pursuant to this Agreement, the TAPS Purchase Agreement (if applicable) and the C Stores ASPA; (iii) keeping a running tally



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


of all indemnification Claims made by any Seller Indemnified Party under this Agreement, the TAPS Purchase Agreement (if applicable) and the C Stores ASPA for purposes of keeping the Buyer Claims Administrator informed, on a monthly basis, with respect to the status of each indemnification Claim and the status of the Threshold, the Aggregate Cap, the Environmental Cap and the General Cap; and
(iv) acting as a liaison between the Buyer Claims Administrator and any Seller Indemnified Party under this Agreement, the TAPS Purchase Agreement (if applicable) and the C Stores ASPA so that the Buyer Claims Administrator does not need to interface with anyone other than the Seller Claims Administrator in connection with Section 10.3 (Indemnification Procedures) of this Agreement or the corresponding provisions of the TAPS Purchase Agreement (if applicable) and the C Stores ASPA.

         10.4 LIMITATIONS ON INDEMNIFICATION.

                  (a) MINIMUM; THRESHOLD. Except with respect to claims for breaches of the covenants and obligations stated in Articles II, III, VI or IX, no amount shall be payable by any Indemnifying Party pursuant to Section 10.2(a) or Section 10.2(b):

                           (i) unless the amount of Damages for each individual
and unrelated Claim exceeds the Minimum Indemnifiable Amount; and

                           (ii) unless the aggregate amount of Damages
(excluding Damages excluded from indemnification pursuant to clause (i) above) under Section 10.2(a) or Section 10.2(b)), respectively, exceeds the Threshold (at which point the Indemnified Party shall be entitled to all indemnification amounts in excess of such Threshold, excluding Claims less than the Minimum Idemnifiable Amount).

                  (b) CAP. Notwithstanding anything to the contrary contained in this Agreement, and except with respect to claims for breaches of the covenants and obligations stated in Articles II, III, VI or IX, the maximum amount of indemnifiable Damages which may be recovered by any Buyer Indemnified Parties from Seller or Williams Guarantor and by any Seller Indemnified Parties from Buyer arising out of, resulting from or incident to the matters enumerated in
Section 10.2(a) or Section 10.2(b) shall be the Environmental Cap with respect to any and all Environmental Claims and the General Cap with respect to any and all claims for indemnity other than Environmental Claims, but in no event shall the amount of all indemnifiable Damages of any type which may be recovered by any Buyer Indemnified Parties or any Seller Indemnified Parties pursuant to this
Section 10.4(b) exceed the Aggregate Cap.

         10.5 EXCLUSIVITY OF REMEDIES. Except for (a) any equitable relief, including injunctive relief or specific performance to which any Party hereto or Williams Guarantor may be entitled, (b) remedies available under the Williams Guaranty, and (c) fraud, the indemnification provisions of this Article X shall be the sole and exclusive remedy of each Party (including Buyer Indemnified Parties, Seller Indemnified Parties and Williams Guarantor) with respect to any and all Actions or Damages arising out of this Agreement from and after the Closing.



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


                                   ARTICLE XI.
                                  MISCELLANEOUS

         11.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Texas without giving effect to the principles of conflicts of law thereof.

         11.2 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         11.3 ASSIGNMENT; BINDING EFFECT; NO THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties or Williams Guarantor (whether by operation of law or otherwise) without the prior written consent of the other Parties and Williams Guarantor, except, Buyer may, without prior consent of Seller or Williams Guarantor, transfer or assign by operation of law or otherwise this Agreement to any Affiliate or subsidiary of Buyer, but Buyer shall continue to be liable for the obligations, commitments, duties and responsibilities of the Buyer hereunder notwithstanding any such transfer or assignment. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and Williams Guarantor and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties hereto, Williams Guarantor, their successors and assigns, any Indemnified Parties, and, under certain circumstances (including those contained in Section
6.18 of this Agreement), the Parties' Affiliates any right, remedy or claim under or by reason of this Agreement.

         11.4 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto and any documents referred to herein including, without limitation, the Confidentiality Agreement, and the Williams Guaranty) constitutes the entire agreement between the Parties and Williams Guarantor, and supersedes any prior understandings, agreements, arrangements and representations among the Parties and Williams Guarantor, written or oral, to the extent they related in any way to the subject matter hereof.

         11.5 NOTICES. All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery, (b) facsimile transmission, (c) recognized overnight delivery service, or (d) registered or certified mail, return receipt requested and postage prepaid, in each case addressed to the intended recipient as set forth below:

         If to Buyer:

                  Flint Hills Resources, LLC
                  4111 East 37th Street North
                  Wichita, Kansas 67220
                  Attention:  President
                  Fax:  (316) 828-8245



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         With a copy to:

                  Flint Hills Resources, LLC
                  4111 East 37th Street North
                  Wichita, Kansas 67220
                  Attention:  General Counsel
                  Fax:  (316) 828-8245

         If to Seller or Williams Guarantor:

                  The Williams Companies, Inc.
                  One Williams Center
                  Tulsa, Oklahoma  74172
                  Attention:  Mark Wilson
                  Facsimile:  (918) 573-5540

         With a copy (which shall not constitute notice) to:

                  Conner & Winters, P.C.
                  3700 First Place Tower
                  15 East 5th Street
                  Tulsa, Oklahoma  74103-4344
                  Attention:  Lynnwood R. Moore, Jr.
                  Facsimile:  (918) 586-8548

         Any Party may change its address for receiving notices by giving written notice of such change to the other Party in accordance with this Section
11.5. Any notice properly provided in accordance with this Section 11.5 will be effective upon delivery; provided, however, if any notice is not delivered during the recipient's normal business hours on a Business Day, such notice will be effective as of the next Business Day.

         11.6 AMENDMENT. This Agreement may be amended or modified at any time only by a written instrument signed on behalf of each of the Parties and Williams Guarantor.

         11.7 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         11.8 WAIVERS. The Parties and Williams Guarantor may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Party or Williams Guarantor, (b) waive any inaccuracies in the representations and warranties of the




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other Party or Williams Guarantor contained herein or in any document delivered pursuant hereto, or (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein, by the Person entitled to the benefit thereof. Any agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, or Williams Guarantor, as the case may be, against whom enforcement of the waiver is sought. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of either Party or Williams Guarantor, shall be deemed to constitute a waiver of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by either Party or Williams Guarantor of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof or be deemed a waiver of any rights to indemnification with to such matter waived.

         11.9 HEADINGS; TABLE OF CONTENTS. The descriptive headings contained in this Agreement and table of contents of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         So agreed as of the date first above written.






                        [NEXT PAGE IS THE SIGNATURE PAGE]



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FLINT HILLS RESOURCES, LLC                 WILLIAMS ALASKA PETROLEUM, INC.


By:   /s/ David L. Robertson               By:    /s/ Phillip D. Wright
    ---------------------------------           --------------------------------
Printed Name:   David L. Robertson         Printed Name:    Phillip D. Wright
             ------------------------                    -----------------------
Title:  President                          Title:   Senior Vice President



THE WILLIAMS COMPANIES, INC.


By:  /s/ Phillip D. Wright
    ---------------------------------
Printed Name:    Phillip D. Wright
              -----------------------
Title:    Senior Vice President
       ------------------------------



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